Exhibit (a)(1)

VSOURCE, INC.

EXCHANGE OFFER AND CONSENT

SOLICITATION CIRCULAR

IN RESPECT OF THE FOLLOWING PREFERRED STOCK:

SERIES 1-A PREFERRED STOCK

SERIES 2-A PREFERRED STOCK

SERIES 4-A PREFERRED STOCK

October 15, 2004

Vsource, Inc. (“Vsource”) is offering, subject to the terms and conditions described in this circular and the related letter of transmittal, to exchange each outstanding share of our Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock for shares of a newly formed subsidiary which we refer to as “Asia Holding Co.”

THIS OFFER WILL EXPIRE ON NOVEMBER 16 2004, AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, UNLESS WE EXTEND THE EXPIRATION DATE. We will accept your shares of Preferred Stock validly tendered, and not withdrawn as of the Expiration Date, upon the terms and conditions set forth herein.

The exchange offer is subject to a number of conditions, including the condition that a majority of each class of Preferred Stock is validly tendered and not withdrawn in the exchange offer. Each holder of Preferred Stock must tender all shares of any class of Preferred Stock owned by such stockholder in order to participate in the exchange offer. If you decide to participate in the exchange offer you must first agree to waive certain rights that you have as a holder of Preferred Stock under the Company’s certificate of incorporation and the related certificates of designation.

This circular and the enclosed Information Statement both contain important information about the exchange offer and the related transactions. We urge you to read both documents in their entirety.

Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of this transaction or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense. Further, any shares of Asia Holding Co. that you receive in the exchange offer will not have been registered under the Securities Act of 1933 or any similar state statutes, and may not be sold or transferred by you in the absence of an effective registration statement under the Securities Act, unless an exemption from registration is available.

Please rely only on the information contained in this exchange offer and consent solicitation circular, the attached exhibits and the Information Statement which is also enclosed in evaluating the exchange offer and the consent solicitation. The information in this circular and the Information Statement is accurate only as of the date written above, and our business, financial condition and prospects may have changed since such date. No person is authorized to provide you with different or additional information except as specifically described in this document.

IMPORTANT CONSIDERATIONS

This exchange offer and consent solicitation circular does not purport to be all-inclusive or to contain all the information that you may desire to review in investigating Vsource or Asia Holding Co. or the transactions described herein. The Information Statement, which is also enclosed, contains a more detailed description of certain aspects of these transactions and a number of important factors, including risk factors associated with the transactions, that you should carefully consider in determining whether to participate in the exchange offer and execute the consent. The contents of the Information Statement are incorporated herein by reference. In addition, Vsource files certain reports and other information with the Securities and Exchange Commission. See “Where You Can Find More Information.”

The enclosed Information Statement was originally mailed to all Vsource stockholders on September 1, 2004 and contains certain pro forma information for Vsource, under the heading “Vsource, Inc. Selected Pro Forma Financial Data”. After mailing the Information Statement we discovered that a mathematical error had been made when calculating the fair value of Vsource’s interest in Vsource Asia. This error resulted in the pro forma “gain on disposal” being overstated by approximately $2.3 million and the pro forma “deemed dividend” being understated by the same amount. Since these two pro forma adjustments both impact shareholders’ equity and also offset each other, this error did not affect the final Vsource, Inc. Pro Forma Balance Sheet. Furthermore, the error has no impact on the amount of cash or liabilities Vsource will retain after completing these transactions. However, in order to provide you with pro forma financial information that is current and that correctly calculates these amounts, we have included new pro forma financial information for Vsource in this circular under the heading “Vsource, Inc. Selected Pro Forma Financial Data”. Please review the Vsource pro forma financial information contained in this circular and do not rely on the pro forma financial information for Vsource contained in the Information Statement under the heading “Vsource, Inc. Selected Pro Forma Financial Data”. This mathematical error did not affect the financial information for Vsource Asia that was provided in the Information Statement or any of the other information contained in the Information Statement.

You should not construe the contents of this exchange offer and consent solicitation circular as investment, tax or legal advice. This circular, as well as the nature of the exchange offer and the consent solicitation, should be reviewed by you, your investment, tax or other advisors, your accountants and legal counsel. Please note that when we refer to “this exchange offer and consent solicitation circular,” or “this circular,” we are also referring to all attached exhibits and their appendices.

The rights and preferences of the Asia Holding Co. shares differ materially from those of the Preferred Stock you currently hold, and you should carefully consider such differences when evaluating whether to participate in this exchange offer or the consent solicitation. In particular, you should read the information contained under the headings “Summary Description of the Asia Common Shares” and “Summary Description of the Rights and Preferences of the Preferred Stock” in this circular.

We are not aware of any jurisdiction where making the exchange offer is not in compliance with applicable law. If we become aware that the offer is not in compliance with any applicable law we will make a good faith effort to comply with such law. If with our good faith efforts we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the effected holders of Preferred Stock.

References herein to “Vsource”, “the Company”, “we” or “our” refer to Vsource, Inc.

SUMMARY TERM SHEET

Pursuant to this exchange offer we are offering to exchange shares of our Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock for shares of a newly formed subsidiary that is referred to in this circular as “Asia Holding Co.” Upon completion of this exchange offer, Asia Holding Co. will own 61.2% of our Malaysian subsidiary, which is referred to in this circular as “Vsource Asia.” This general summary is solely for your convenience. You should read the entire exchange offer and consent solicitation circular and the enclosed Information Statement before you decide whether to participate in the exchange offer.

Vsource Asia:

The majority of our business operations are currently conducted through our Malaysian subsidiary, Vsource Asia Berhad (“Vsource Asia”). In fiscal 2004, Vsource Asia generated approximately 99% of our combined revenues. We currently own 177,567 ordinary shares of Vsource Asia, representing 61.2% of its total outstanding shares. Symphony House Berhad currently owns 30.3% of the outstanding shares of Vsource Asia.

The Transaction:

This Circular and the enclosed Information Statement describe a series of transactions pursuant to which we intend to dispose of our entire interest in Vsource Asia (the “Transaction”). The Transaction involves a number of steps which are described below.

Asia Holding Co.:

In the first step of the Transaction, we will transfer 100% of our ownership interest in Vsource Asia to Ironbeak Limited, a recently incorporated wholly owned subsidiary (“Asia Holding Co.”). Asia Holding Co. is a newly created British Virgin Islands company established on May 5, 2004. Currently it has no operations. Upon completion of the exchange offer its only assets will be its ownership interest in Vsource Asia. See “Description of Asia Holding Co.” and “Summary Description of the Asia Common Shares.”

The Exchange Offer:	This exchange offer is the second step in the Transaction. Pursuant to this exchange offer:

•	each holder of Series 1-A Preferred Stock has the right to exchange all, and not less than all, of their shares of Series 1-A Preferred Stock for shares of Asia Holding Co. (the “Asia Common Shares”), at an exchange ratio of 6.639 Asia Common Shares for each share of Series 1-A Preferred Stock;

•	each holder of Series 2-A Preferred Stock has the right to exchange all, and not less than all, of their shares of Series 2-A Preferred Stock for Asia Common Shares, at an exchange ratio of 17.818 Asia Common Shares for each share of Series 2-A Preferred Stock; and

•	each holder of Series 4-A Preferred Stock has the right to exchange all, and not less than all, of their shares of Series 4-A Preferred Stock for Asia Common Shares, at an exchange ratio of 5,059.217 Asia Common Shares for each share of Series 4-A Preferred Stock.

Any shares of Preferred Stock which are tendered to us in this exchange offer will be cancelled. Upon completion of this exchange offer, each outstanding share of our common stock will remain outstanding and the former holders of our Preferred Stock who participated in the exchange offer will own Asia Common Shares instead. The exchange ratios have been set so that if all of the Preferred Stock is exchanged in the exchange offer, almost all of the Asia Common Shares will be transferred to the holders of our Preferred Stock in the exchange offer and Vsource will continue to hold approximately 300 Asia Common Shares as a result of rounding of fractional shares. We intend to sell any Asia Common Shares which we continue to own after the exchange offer to Symphony pursuant to the Symphony purchase offer which is described below. We will not transfer fractional Asia Common Shares in the exchange offer but will transfer that number of shares to each preferred stockholder participating in the exchange equal to the product of the ratios above, rounded down to the nearest whole number. See “The Exchange Offer.”

Asia Common Shares:

Each series of the Preferred Stock has certain dividend, liquidation, conversion and approval rights. In addition, holders of Series 4-A Preferred Stock have certain preemptive and redemption rights. The Asia Common Shares to be issued in this exchange offer will not have any of these rights or preferences. By tendering shares in the exchange offer you will lose the preferential features of the Preferred Stock. See “Summary Description of the Rights and Preferences of the Preferred Stock” and “Summary Description of the Asia Common Shares” for a more detailed description of the rights of holders of Preferred Stock and Asia Common Shares.

Symphony’s Purchase Offer:

Separately, Symphony House Berhad (“Symphony”) is simultaneously making a cash offer to purchase all of the Asia Common Shares for $0.158 per share. If any holders of Preferred Stock do not participate in this exchange offer and we therefore retain an ownership interest in Asia Holding Co., we intend to tender all of our remaining Asia Common Shares to Symphony pursuant to the Symphony purchase offer. You will receive an offer document from Symphony which describe the terms and conditions of the Symphony purchase offer.

Your Potential Proceeds:

If you participate in the exchange offer and the Symphony purchase offer, you have the opportunity to receive cash for your investment in the Company. The actual amounts received by stockholders will vary depending on the number of shares of preferred stock owned. By way of example:

•	A holder of 10,000 shares of Series 1-A Preferred Stock will receive:

•	66,390 Asia Company Shares in the exchange offer, and

•	$10,489.62 (gross proceeds) upon the sale of those Asia Common Shares to Symphony.

•	A holder of 10,000 shares of Series 2-A Preferred Stock will receive:

•	178,180 Asia Common Shares in the exchange offer, and

•	$28,152.44 (gross proceeds) upon the sale of those Asia Common Shares to Symphony.

•	A holder of 100 shares of Series 4-A Preferred Stock will receive:

•	505,921 Asia Common Shares in the exchange offer, and

•	$79,935.63 (gross proceeds) upon the sale of those Asia Common Shares to Symphony.

Symphony’s Share Offer:

In addition, all holders of our Preferred Stock who participate in this exchange offer and subsequently tender their Asia Common Shares to Symphony for cash will also be provided with the opportunity to purchase, on a pro rata basis, up to an aggregate of 47,906 shares of Vsource Asia currently held by Symphony, representing approximately 16.5% of the total outstanding shares of Vsource Asia, at a price of $89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions). This offer by Symphony will provide the holders of our Preferred Stock who participate in this exchange offer with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Transaction. The terms and conditions of the Symphony share offer will also be described in the offer document which you will receive from Symphony.

Transfer Restrictions:

The Asia Common Shares to be issued in the exchange offer have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be transferred or sold by you except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In addition, we do not anticipate there will be any trading market for the Asia Common Shares and Symphony will own at least 75% of the outstanding Asia Common Shares after the exchange offer. Therefore if you participate in the exchange offer and do not tender your Asia Common Shares to Symphony in the Symphony purchase offer you may be required to bear the financial risk associated with the Asia Common Shares for an indefinite period of time. See “Risks Related to the Transaction—Symphony will have significant voting control of Asia Holding Co. after the Transaction is completed” in the Information Statement and “Future Sales of Asia Common Shares” in this circular.

Amendment to our Charter:

In addition to the Transaction, our Board of Directors and the holders of a majority of our outstanding voting stock have also approved an amendment to our Certificate of Incorporation. This Amendment will provide for the conversion of each share of Series 4-A Preferred Stock into 1,000 shares of Vsource common stock. This Amendment will only be filed by us if the exchange offer is completed. Therefore, if the exchange offer is completed, any shares of Series 4-A Preferred Stock that are not exchanged for Asia Common Shares in the exchange offer will be converted to Vsource common stock. See the information in the Information Statement under the heading “Summary of Amendment to Our Certificate of Incorporation Converting Series 4-A Preferred Stock to Common Stock.”

Expiration Date:

The exchange offer will expire at 12:00 Midnight, Pacific Standard Time, on November 16, 2004 (the “Expiration Date”), unless we extend the Expiration Date at our sole discretion. See “The Exchange Offer—Termination; Extension of Exchange Period; Amendment.”

Exchange Date:	As soon as practicable after the Exchange Offer expires.

Withdrawal Rights:

You may withdraw your acceptance of the Exchange Offer at any time while this exchange offer is open, including any extension of this offer, prior to acceptance by us of the tendered shares. See “The Exchange Offer—Withdrawal Rights.”

Waiver of Liquidation Rights:

Under the terms of our certificate of incorporation, the Transaction could constitute a “liquidation, dissolution or winding up” of the Company, which would give the holders of our Preferred Stock certain rights. The section of this circular captioned “Summary Description of the Rights and Preferences of the Preferred Stock” describes the liquidation preference of the Preferred Stock and the associated rights of holders of Preferred Stock. We are seeking the consent from the holders of our Preferred Stock that the completion of the transactions described in this circular and the Information Statement will not be deemed a liquidation, distribution or winding up of the Company and a waiver of any rights related thereto that the holders of the Preferred Stock may otherwise have. In order to participate in the exchange offer you must agree to this consent and waiver. See “Request for Waiver of Liquidation Rights of the Preferred Stockholders.”

How To Participate in the Exchange Offer:

In order to participate in this exchange offer, you must submit the certificates representing the Preferred Stock that you own to the exchange agent by following the procedure outlined on the sections below entitled, “The Exchange Offer—Acceptance of Preferred Stock; Delivery of Asian Common Shares” and “The Exchange Offer—Procedures for Submitting Preferred Stock”. In addition, you must complete and return to the exchange agent (i) the Consent, attached hereto as Exhibit A, (ii) the Letter of Transmittal, attached hereto as Exhibit B, (iii) the Investor Questionnaire and Representation Letter, attached hereto as Exhibit C, and (iv) if you are a holder of the Series 4-A Preferred Stock, the Series 4-A Termination Agreement, attached hereto as Exhibit D. You may withdraw submitted Preferred Stock at any time while this exchange offer is open, including any extension of this offer, prior to acceptance by us of the tendered shares by following the procedures set forth below in the section entitled “The Exchange Offer—Withdrawal Rights”.

Conditions:	The exchange offer is subject to a number of conditions, including:

•	Holders of a majority of the outstanding shares of each class of Preferred Stock must elect to exchange their Preferred Stock for Asia Common Shares in the exchange offer and must agree that the transactions will not constitute a liquidation, dissolution or winding up under our certificate of incorporation.

•	Certain regulatory approvals must be obtained from Malaysian regulatory authorities.

•	The Symphony purchase offer must not have been revoked or withdrawn.

A complete description of all of the conditions is contained in the Information Statement under the heading “Summary of the Transaction—Conditions.”

Interest of our Officers and Directors:

Some of our officers and directors have interests in the exchange offer and the related transactions that are different from, or in addition to, those of our shareholders generally. In particular, a number of our officers and directors own, or are affiliated with organizations that own, significant amounts of our Preferred Stock and have agreed to tender that Preferred Stock in the exchange offer. Please read see “Agreements, Regulatory Requirements and Legal Proceedings” in this circular and “General Information—Interests of Certain Persons in the Transactions” in the Information Statement for a more detailed description of these matters.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q1. What is Vsource proposing in the exchange offer?

A1. We have formed a wholly-owned subsidiary under the laws of the British Virgin Islands which is referred to herein as “Asia Holding Co.” We will transfer 177,567 ordinary shares of Vsource Asia Berhad (“Vsource Asia”), representing all of our ownership interest in Vsource Asia, to Asia Holding Co. We are making this exchange offer to allow you to exchange the Series 1-A Preferred Stock, Series 2-A Preferred Stock and/or Series 4-A Preferred Stock (the “Preferred Stock”) that you own for shares of Asia Holding Co. (the “Asia Common Shares”).

In exchange for the Preferred Stock that is accepted by us, we will deliver the following:

–	holders of Series 1-A Preferred Stock will receive 6.639 Asia Common Shares for each share of Series 1-A Preferred Stock,

–	holders of Series 2-A Preferred Stock will receive 17.818 Asia Common Shares for each share of Series 2-A Preferred Stock, and

–	holders of Series 4-A Preferred Stock will receive 5,059.217 Asia Common Shares for each share of Series 4-A Preferred Stock.

In order to participate in the exchange offer, you must exchange all of the shares of any series of Preferred Stock that you own.

We will not transfer fractional Asia Common Shares but will transfer that number of shares to each shareholder participating in the exchange equal to the product of the ratios above rounded down to the nearest whole number. The ratios above have been set so that if all of the Preferred Stock is exchanged in the exchange offer, almost all of the Asia Common Shares will be distributed to the holders of the Preferred Stock, with Vsource continuing to hold approximately 300 Asia Common Shares as a result of rounding of fractional shares.

Q2. What is the Symphony purchase offer?

A2. Symphony House Berhad (“Symphony”) is simultaneously making a cash offer to purchase all of the Asia Common Shares for $0.158 per share. If any holders of the Preferred Stock do not participate in the exchange offer and we therefore retain an ownership interest in Asia Holding Co., we intend to tender all of our remaining Asia Common Shares, including any shares we retain as a result of the rounding of fractional shares described above, to Symphony pursuant to the Symphony purchase offer.

Q3. What is the Symphony share offer?

A3. In addition, all holders of the Preferred Stock who participate in the exchange offer and subsequently tender their Asia Common Shares to Symphony for cash will be provided with the opportunity to purchase, on a pro rata basis, up to an aggregate of 47,906 shares of Vsource Asia currently held by Symphony, representing approximately 16.5% of the total outstanding shares of Vsource Asia, at a price of $89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions). The documents relating to the Symphony purchase offer necessary for your participation will be sent directly to you by Symphony.

Q4. Why is Vsource proposing the exchange offer?

A4. Through the exchange offer and the Symphony purchase offer the holders of the Preferred Stock will have the opportunity to either receive cash for their shares or continue to hold their investment in the business by obtaining an ownership interest in Asia Holding Co. or by purchasing shares of Vsource Asia from Symphony. At the same time, assuming that all of the Preferred Stockholders participate in the exchange offer, the exchange offer could result in a return for the Company’s common stockholders that would otherwise likely not be available due to the liquidation preferences of the Preferred Stock.

Q5. Does the Board of Directors of Vsource believe that holders should participate in the exchange offer?

A5. We have chosen to make the opportunity to participate in this exchange offer to you. However, Vsource and its directors and officers are not making any recommendation as to whether you should participate in this exchange offer. You must make your own decision after consulting with your advisors.

Q6. Will I have to pay any fees or commissions if I participate in this exchange offer?

A6. If you are the record holder of any Preferred Stock and you submit such Preferred Stock directly to the exchange agent for the Asia Common Shares, you will not have to pay brokerage fees or incur similar expenses.

The exchange agent for this exchange offer is U.S. Stock Transfer Corporation, and its contact information can be found on the back cover of this exchange offer and consent solicitation circular.

Q7. What are the tax consequences if I exchange my Preferred Stock for Asia Common Shares?

A7. Preferred Stockholders who exchange Preferred Stock for Asia Common Shares, generally will recognize gain or loss, depending on the value of the Asia Common Shares received by them in the exchange and their tax basis in their Preferred Stock. However, if a holder of Preferred Stock that participated in the exchange offer continues to hold Vsource common or preferred shares (or options or warrants to acquire such shares) following the exchange, the receipt of the Asia Common Shares in the exchange may be taxable to that holder as a dividend. The potential tax effects of participating in the exchange offer are described in greater detail in this circular under the heading “Certain U.S. Federal Income Tax Matters” and in the enclosed Information Statement under the heading “Summary of The Transaction—Certain Federal Income Tax Consequences”.

Q8. What portion of my Preferred Stock will be accepted if this exchange offer is completed?

A8. We currently intend, but are not obligated, to accept all Preferred Stock which is submitted to the exchange agent in accordance with the procedures described in this exchange offer and consent solicitation circular.

Q9. Are there any conditions regarding your obligation to complete this exchange offer?

A9. Yes. There are several conditions, including the following:

•	There can be no regulatory or other bar to completing the transactions;

•	The offer from Symphony to purchase the Asia Common Shares must not have been revoked or withdrawn for any reason;

•	The holders of a majority of the outstanding shares of Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class, must agree that the transaction, including our contribution of 100% of our ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of the Preferred Stock for Asia Common Shares, will not be deemed a liquidation, dissolution or winding up. Preferred Stockholders can consent to the aforementioned by signing, and returning to the exchange agent the consent attached hereto as Exhibit A, as more fully described below.

•	The holders of at least 51% of the outstanding shares of each class of Preferred Stock must elect to exchange their Preferred Stock for Asia Common Shares in the exchange offer.

•	The holders of at least 75% of the Asia Common Shares must agree to tender their Asia Common Shares to Symphony;

•	The holders of the Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement each dated as of October 25, 2000, between Vsource and the shareholders party thereto (the “Stockholders Agreement” and “Registration Rights Agreement”), including Capital International Asia CDPQ Inc. (“CDPQ”), must agree to terminate these agreements, by executing and returning to the exchange agent the Series 4-A Termination Agreement attached hereto as Exhibit D, as more fully described below.

•	We must obtain:

•	approval of the Malaysian Securities Commission for the sale of our shares of Vsource Asia to Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993; and

•	a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining shares of Vsource Asia pursuant to the Malaysian Code on Take-Overs and Mergers 1998 (the “Take-Over Code”).

•	Symphony must obtain:

•	a waiver from the Malaysian Securities Commission from the requirement for Symphony to make a general offer for the remaining shares of Vsource Asia not held by Asia Holding Co. following the acquisition by Symphony of Asia Common Shares, pursuant to the Practice Notes on upstream acquisition under the Take-Over Code;

•	approval of the Malaysian Securities Commission for the offer of Symphony’s shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

•	approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of Preferred Stock registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953; and

•	shareholders’ approval of the purchase of Asia Common Shares from, and the subsequent sale of Vsource Asia shares to, the holders of Preferred Stock who had exchanged their Preferred Stock for Asia Common Shares.

Q10. What happens if I execute and deliver to the exchange agent the documents required to participate in the exchange offer and all of the conditions above are not met?

A10. If all of the aforementioned conditions are not satisfied or otherwise waived, Vsource will not transfer its ownership interest in Vsource Asia to Asia Holding Co., the exchange offer will be terminated and each of the documents that you submit pursuant to this exchange offer will be null and void.

Q11. How long do I have to decide whether to exchange my Preferred Stock in this exchange offer?

A11. You will have until 12:00 Midnight, Pacific Standard Time, on November 16, 2004, referred to as the “Expiration Date,” to decide whether to participate in this exchange offer and exchange your Preferred Stock for Asia Common Shares. However, we may extend the Expiration Date or amend or terminate this exchange offer, as discussed under the heading “This Exchange Offer-Extension of Period; Termination; Amendment.” If we decide to extend this exchange offer, we will make a public announcement or send you a notice promptly after such decision is made.

Q12. How do I participate in this exchange offer?

A12. If you wish to participate in this exchange offer, you must deliver to the exchange agent, prior to the Expiration Date (1) a properly completed and signed Consent (see Exhibit A), (2) a properly executed Letter of Transmittal (see Exhibit B), (3) the share certificates representing your Preferred Stock, (4) a completed and signed Investor Questionnaire and Representation Letter (see Exhibit C), and (5) if you are a holder of Series 4-A Preferred Stock, an executed copy of the Series 4-A Termination Agreement (see Exhibit D). For specific instructions about how to participate, see “This Exchange Offer-Procedures for Submitting Preferred Stock.”

Q13. Can I exchange only a portion of my Preferred Stock for Asia Common Shares?

A13. No. You must exchange all shares of any series of our Preferred Stock that you own in order to participate in the exchange offer.

Q14. What do I do if I want to retain my Preferred Stock?

A14. If you want to retain your Preferred Stock, you do not need to take any action. However, if you are a holder of Series 4-A Preferred Stock you should note that if the transaction is completed, all of the Series 4-A Preferred Stock not exchanged will be converted into common stock of Vsource pursuant to the Amendment to the Certificate of Incorporation, which is described in and attached to the Information Statement.

Q15. Can I change my mind after I submit my Preferred Stock?

A15. Yes. You may withdraw your submitted Preferred Stock at any time while the exchange offer is open, including any extension, prior to acceptance by us of tendered shares. If you change your mind again, you can resubmit your shares by following the submission procedures again, prior to the expiration of this exchange offer.

Q16. How soon can I expect my Asia Common Shares?

A16. We will arrange to have your name entered on the share register of Asia Holding Co. as the owner of the Asia Common Shares to be issued to you promptly after the expiration of this exchange offer and our acceptance of the Preferred Stock submitted by you. If you participate in the exchange offer, but do not tender your Asia Common Shares to Symphony in the Purchaser Offer, then you may request that a certificate representing your Asia Common Shares be issued to you. If, on the other hand, you participate in the exchange offer and then you properly tender your Asia Common Shares to Symphony pursuant to the Symphony purchase offer, and Symphony accepts your tender and purchases your shares, the name of Symphony will be entered on the share register of Asia Holding Co. and you will not receive any share certificates representing your Asia Common Shares.

Q17. Am I entitled to appraisal rights?

A17. Under Delaware law, neither the exchange offer nor the consummation of the Transaction entitles you to appraisal rights.

Q18. What business will be conducted by Vsource after the Transaction is completed?

A18. After the Transaction is completed, we will have a limited staff of approximately eight employees and limited operations. Our remaining employees will primarily be focused on managing our remaining liabilities, continuing to provide certain consulting services to third parties and support services to Vsource Asia, and determining how to utilize our remaining resources. Vsource will continue to be a party to the Business Alliance Agreement that we entered into with Vsource Asia and Symphony on February 27, 2004. Under the Business Alliance Agreement, Vsource Asia will pay us a specified percentage of the gross margin resulting from each client contract that it enters into as a result of our sales and marketing efforts. In fiscal 2004 the operations that we are retaining generated cumulative revenue of approximately $150,000. The amount of cash that we will have after the transaction will depend upon how many shares of Preferred Stock are tendered in the exchange offer and how many Asia Common Shares we sell to Symphony pursuant to its purchase offer. In light of this uncertainty and the other risks associated with completing the Transaction, our senior management and our Board of

Directors have decided to defer any decisions regarding our future activities and our use of such cash proceeds until after the Transaction has been completed. The Information Statement contains additional information about our anticipated assets, liabilities and operations after the Transaction.

Q19. How can I obtain additional information regarding your company and this exchange offer or copies of additional documents?

A19. You may call James Higham at (858) 551-2917 to ask any questions regarding this exchange offer and consent solicitation or to request additional documents.

Q20. If I elect to receive Asia Common Shares in this exchange, will those shares be publicly tradable?

A20. No. There is no trading market for the Asia Common Shares. In addition, the Asia Common Shares being offered in this exchange have not been registered with the U.S. Securities and Exchange Commission. Consequently, you may not publicly sell such shares unless a registration statement covering the shares is filed or an exemption from registration is available.

WHERE YOU CAN FIND MORE INFORMATION

You should carefully consider all of the information set forth in this exchange offer and consent solicitation circular, including the Exhibits attached hereto, and all of the information in the Information Statement.

In addition, we file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it. Our common stock is traded on the OTC Bulletin Board under the symbol “VSCE.”

In addition, you may call James Higham at (858) 551-2917 to ask questions regarding this exchange offer and consent solicitation or to request additional documents.

FORWARD-LOOKING STATEMENTS

This circular contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of expressions such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements.

These factors and the risk factors described in the Information Statement are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

THE EXCHANGE OFFER

General

If you wish to participate in this exchange offer, you must submit the certificates representing the Preferred Stock that you own to the exchange agent. In addition, you must complete and return to the exchange agent:

•	the Consent, attached hereto as Exhibit A;

•	the Letter of Transmittal, attached hereto as Exhibit B;

•	the Investor Questionnaire and Representation Letter, attached hereto as Exhibit C; and

•	if you are a holder of Series 4-A Preferred Stock, you must also execute and deliver to the exchange agent the Series 4-A Termination Agreement attached hereto as Exhibit D (see “Procedures for Submitting Preferred Stock” below).

We will not reissue any Series 1-A, Series 2-A or Series 4-A Preferred Stock which is accepted by us in this exchange, and all exchanged shares shall be returned to the status of undesignated and unissued shares of our preferred stock. Please read the enclosed Information Statement for a more complete description of the Transaction.

Record Date

We are sending this exchange offer and consent solicitation circular to persons who held our Series 1-A Preferred Stock, Series 2-A Preferred Stock and/or Series 4-A Preferred Stock on August 10, 2004.

Termination; Extension of Exchange Period; Amendment

Unless we extend the exchange offer, it will expire at 12:00 Midnight, Pacific Standard Time, on November 16, 2004.

We expressly reserve the right, at our sole discretion, for any reason, to extend the period of time during which this exchange offer is open or to amend the terms of this exchange offer in any respect, including to change the exchange ratios.

We also reserve the right, at our sole discretion, so long as the Preferred Stock has not been accepted for exchange, to delay acceptance for exchange, to amend the terms of the exchange offer or to terminate this exchange offer and not accept for exchange any Preferred Stock. However, we have no current intention to terminate the offer other than as a result of a failure of a condition and we intend to either complete the exchange offer or return the submitted Preferred Stock promptly after the expiration, termination or withdrawal of this exchange offer. In the event you decide not to participate in this exchange offer for whatever reason, you may withdraw your Preferred Stock as provided in “—Withdrawal Rights.”

We will promptly make a public announcement or send you notice of any extension, amendment, or termination of this exchange offer.

Acceptance of Preferred Stock; Delivery of Asia Common Shares

Upon the terms and subject to the satisfaction or waiver of the conditions of this exchange offer, including the terms and conditions of any extension or amendment, and assuming that we have not previously elected to terminate the exchange offer, we will accept for exchange and will exchange Preferred Stock validly submitted, and not properly withdrawn prior to the Expiration Date, promptly after the expiration of this exchange offer. Notwithstanding the immediately preceding sentence, we expressly reserve the right to delay acceptance for exchange, or the exchange of, Preferred Stock as discussed in the prior section. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Preferred Stock for exchange when, as and if we have given written notice of acceptance to the exchange agent.

If we notify the exchange agent in writing that we have accepted the submissions of Preferred Stock for exchange, the exchange of these shares of Preferred Stock will be complete, and the exchange agent will deliver the submitted Preferred Stock to us. The agent for Asia Holding Co., Trust Net (British Virgin Islands) Limited (“Trust Net”) will then arrange for your name to be entered on the share register of Asia Holding Co. The exchange agent will act as our agent for the purpose of receiving Preferred Stock and ensuring that shares of Asia Holding Co. are transferred to you.

However, if you participate in the exchange offer and then tender your Asia Common Shares to Symphony pursuant to the Symphony offer, though your name will be entered on the share register of Asia Holding Co., no certificate for these shares will be delivered to you. Instead, on acceptance of the tender by Symphony, the Asia Common Shares in your name will be transferred to Symphony. In this circumstance Symphony’s paying agent will send you the proceeds you are entitled to receive pursuant to the Symphony purchase offer. Additional details regarding the payment of these proceeds to you will be provided in the Symphony offering document that will be sent to you separately by Symphony.

Under BVI’s Anti-Money Laundering Laws, BVI companies are required to maintain certain records with respect their shareholders. If you tender your Preferred Stock and you retain your Asia Common Shares (and do not tender them to Symphony pursuant to the Symphony purchase offer) you will be required to provide a copy of the following records:

•	for each individual:

–	copies of passport or national identity card; and

–	a professional introduction or bank reference and current permanent address details.

•	for each entity:

–	a copy of the a certificate of incorporation or formation or business registration certificate and, in respect of each underlying beneficial owner controlling such entity, the documents verifying their identity in the manner set out above for individuals, or;

–	for listed company’s, the name of the listed company and the relevant stock exchange.

You will be contacted directly after you decline to participate in the Symphony purchase offer regarding these materials. You should note that unless you request a certificate representing the Asia Common Shares, we will not issue such certificate to you.

If we do not accept any submitted Preferred Stock for any reason, we will return the certificates or other applicable instruments for such unexchanged Preferred Stock without expense to the exchanging Preferred Stockholder.

Holders who submit Preferred Stock for exchange may be subject to certain taxes in connection with this exchange offer, as described under “Certain U.S. Federal Income Tax Matters” below.

Procedures for Submitting Preferred Stock

You must send the following documents to the exchange agent before the Expiration Date in order to participate in this exchange offer:

•	a completed and executed Consent (see Exhibit A),

•	a completed and executed Letter of Transmittal indicating the number of shares to be submitted and any other documents required by the Letter of Transmittal (see Exhibit B),

•	the actual certificates representing the Preferred Stock,

•	a completed and executed Investor Questionnaire and Representation Letter (see Exhibit C),

•	if you are a holder of Series 4-A Preferred, a completed and executed Series 4-A Termination Agreement. (See Exhibit D).

The method of delivery of certificates representing Preferred Stock and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that you use registered mail, properly insured, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

The exchange agent’s address is listed on the back cover of this exchange offer and consent solicitation circular. The person who signs the Consent, the Letter of Transmittal, the Investor Questionnaire and, if applicable, the Series 4-A Termination Agreement, and each other document, as the case may be, must be the registered holder of the Preferred Stock being exchanged or such owner’s authorized representative. Further, Asia Common Shares transferred to you in this exchange offer will only be registered in the name of the registered owner of the Preferred Stock which was submitted for such shares.

Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the Consent, the Letter of Transmittal, the Investor Questionnaire and Representation Letter, if applicable, the Series 4-A Termination Agreement, and each other document, as the case may be, or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by us.

If you validly submit your Preferred Stock and we accept your Preferred Stock, there will be a binding agreement between you and us on the terms and subject to the conditions set forth in this exchange offer and consent solicitation circular and in the accompanying Letter of Transmittal. A person who submits Preferred Stock for his or her own account violates federal securities law unless the person owns those securities so submitted.

DO NOT SEND LETTERS OF TRANSMITTAL OR ORIGINAL CERTIFICATES, OR ANY OTHER DOCUMENTS RELATED TO THIS EXCHANGE OFFER DIRECTLY TO VSOURCE.

Withdrawal Rights

You may withdraw submitted Preferred Stock at any time while this exchange offer is open, including during any extension of this offer, prior to acceptance of the tendered shares by us. In addition, if Preferred Stock has not been accepted for payment after December 14, 2004, then such shares may be withdrawn. If we delay our acceptance of the Preferred Stock for exchange, extend this exchange offer, or are unable to accept your Preferred Stock for exchange under this exchange offer for any reason, then, without prejudice to our rights under this exchange offer, the exchange agent may, on our behalf, retain the previously submitted Preferred Stock, except to the extent such shares are properly withdrawn. However, we intend to pay the consideration offered or return submitted Preferred Stock promptly after the termination or withdrawal of this exchange offer.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration date at its address set forth on the back cover of this exchange offer. The notice of withdrawal must:

•	specify the name of the registered owner of the Preferred Stock to be withdrawn,

•	identify the Preferred Stock to be withdrawn,

•	include a statement that such holder is withdrawing such Preferred Stock, and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal.

Any Preferred Stock properly withdrawn will be deemed not to have been validly submitted for exchange for purposes of this exchange offer. Properly withdrawn Preferred Stock may be resubmitted by following one of the procedures described under “—Procedures for Submitting Preferred Stock” at any time on or before the expiration of this exchange offer.

Appointment of Attorneys-In-Fact and Proxies

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Preferred Stock submitted and accepted for exchange by us. That appointment is effective, and voting rights will be affected, when and only to the extent that we transfer Asia Common Shares as consideration for the Preferred Stock that you have submitted with the exchange agent.

Our Interpretations are Binding

We will determine, at our own discretion, all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for exchange of any submission of Preferred Stock. This determination will be final and binding on all submitting holders. We reserve the absolute right to:

•	reject any and all submissions of Preferred Stock not validly submitted or the acceptance of which may be unlawful.

•	waive any defects or irregularities in the submission of Preferred Stock or any conditions of this exchange offer, and

•	request any additional information from any record or beneficial owner of the Preferred Stock that we deem necessary.

None of Vsource, the exchange agent or any other person will be under any duty to notify submitting holders of any defect or irregularity in submissions or notices of withdrawal or incur any liability for failure to give such notification.

Lost or Destroyed Certificates

If your certificates representing your Preferred Stock have been mutilated, destroyed, lost or stolen and you wish to submit your Preferred Stock, please call the exchange agent at (818) 502-1404. You will receive an affidavit to complete, and you will be informed of the amount, if any, needed to pay for a surety bond for your lost shares. Upon receipt of the completed affidavit and surety bond payment, if any, and the completed Consent, Letter of Transmittal and Investor Questionnaire and Representation Letter, your Preferred Stock will be included in this exchange offer. If you wish to participate in this exchange offer, you will need to act quickly to ensure that the procedures for lost certificates are completed before the Expiration Date.

Conditions to the Exchange Offer

The exchange offer is subject to a number of conditions, including the following:

•	There can be no regulatory or other bar to completing the transactions;

•	The offer from Symphony to purchase the Asia Common Shares must not have been revoked or withdrawn for any reason;

•	The holders of a majority of the outstanding shares of Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class, must agree that the transaction, including our contribution of 100% of our ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of the Preferred Stock for Asia Common Shares, will not be deemed a liquidation, dissolution or winding up. Preferred Stockholders can consent to the aforementioned by signing, and returning to the exchange agent the consent attached hereto as Exhibit A, as more fully described below.

•	The holders of at least 51% of the outstanding shares of each class of Preferred Stock must elect to exchange their Preferred Stock for Asia Common Shares in the exchange offer.

•	The holders of at least 75% of the Asia Common Shares must agree to tender their Asia Common Shares to Symphony;

•	The holders of the Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement each dated as of October 25, 2000, between Vsource and the shareholders party thereto (the “Stockholders Agreement” and “Registration Rights Agreement”), including Capital International Asia CDPQ Inc. (“CDPQ”), must agree to terminate these agreements, by executing and returning to the exchange agent the Series 4 A Termination Agreement attached hereto as Exhibit D, as more fully described below.

•	No action or proceeding shall be pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer or subject us to material liability.

•	The exchange offer shall not have been determined by us to violate any applicable law or regulation if such violation, in our reasonable judgment, would materially effect our ability to consummate the exchange offer as currently contemplated or subject us to material liability.

•	We must obtain:

–	approval of the Malaysian Securities Commission for the sale of our shares of Vsource Asia to Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

–	approval of Bank Negara Malaysia for the sale of our shares of Vsource Asia to Asia Holding Co.; and

–	a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining shares of Vsource Asia pursuant to the Malaysian Code on Take-Overs and Mergers 1998 (the “Take-Over Code”).

•	Symphony must obtain:

–	a waiver from the Malaysian Securities Commission from the requirement for Symphony to make a general offer for the remaining shares of Vsource Asia not held by Asia Holding Co. following the acquisition by Symphony of Asia Common Shares, pursuant to the Practice Notes on upstream acquisition under the Take-Over Code;

–	approval of the Malaysian Securities Commission for the offer of Symphony’s shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

–	approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of Preferred Stock registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953; and

–	shareholders’ approval of the purchase of Asia Common Shares from, and the subsequent sale of Vsource Asia shares to, the holders of Preferred Stock who had exchanged their Preferred Stock for Asia Common Shares.

Additional conditions to the exchange offer are set forth in the Information Statement under the heading “Summary of the Transaction—Conditions.” We will not be required to accept any Preferred Stock for exchange, and we may terminate or amend the exchange offer, if any of the foregoing conditions are not satisfied. These conditions are solely for our benefit.

Solicitations; Fees and Expenses

We have retained U.S. Stock Transfer Corporation to act as the exchange agent in connection with this exchange offer. The exchange agent will receive reasonable compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the U.S. federal securities laws.

Additional solicitations may be made by telephone, facsimile or in person by officers and regular employees of Vsource. The fees that the exchange agent receives will not be based on the number of shares of Preferred Stock submitted under this exchange offer.

Appraisal Rights

Appraisal is a statutory remedy available to minority security holders who object to extraordinary actions taken by their corporations. This remedy allows dissenting security holders to require the corporation to repurchase their securities at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to holders of our Preferred Stock in connection with this exchange offer.

Accounting Treatment

For information regarding accounting treatment of the exchange offer, please see the Information Statement, which has been sent to you with this exchange offer and consent solicitation circular.

AGREEMENTS, REGULATORY REQUIREMENTS AND LEGAL PROCEEDINGS

Agreements and Relationships

On March 23, 2004, Symphony acquired 88,051 shares of Vsource Asia, or approximately 30.3% of the outstanding shares of Vsource Asia, from Vsource for an aggregate purchase price of $7.3 million.

Vsource, Asia Holding Co., Vsource Asia and Symphony share certain common directors and officers. For example, Dennis Smith is a director of Vsource, Asia Holding Co. and Vsource Asia. John Cantillon is an officer and director of Vsource Asia and a substantial shareholder of Vsource. Stephen Stonefield is a director of Vsource and Vsource Asia. Abdul Hamid bin Sh Mohamed is a director of Symphony and Vsource Asia. Certain subsidiaries of Vsource have employment agreements with Dennis Smith.

Vsource has paid Mr. Stonefield, one of its directors a fee of US$50,000 in connection with his assistance in the original introduction of Symphony to Vsource. The payment was contingent upon the completion of Symphony’s purchase of an interest in Vsource Asia. This transaction was completed on February 28, 2004.

Commitment Letter

On August 31, 2004, Asia Internet Investment Group I, LLC, BAPEF Investment XII Ltd, Capital International Asia CDPQ Inc., John Cantillon, Phillip Kelly, Mercantile Capital Partners I, L.P., Mercantile Companies Inc. Money Purchase Plan, Mercantile Equity Partners III, LLC, Michael Reinsdorf and Dennis Smith entered into commitment agreements with Vsource, pursuant to which each such person agreed, subject to the satisfaction of certain conditions described below (i) to exchange all shares of Preferred Stock held by such person with Vsource for Asia Common shares pursuant to the exchange offer and (ii) except for John Cantillon and Dennis Smith, to sell to Symphony all Asia Common Shares received in such exchange by such person. In addition, pursuant to the commitment agreements, each such person has agreed that, effective and conditional on the transactions described in the preceding sentence, the Stockholders Agreement and the Registration Rights Agreement will be terminated. In the Commitment Agreements, such person agreed that they would not, until the earlier of November 30, 2004 and the consummation of the transactions described in this paragraph, make or agree to make any disposition of the Preferred Stock held by them, subject to certain listed exceptions.

The “Conditions” include the following: (i) that the exchange ratios used in the exchange offer shall be those described in this circular; (ii) that the cash purchase price used in the sale of Asia Common Shares to Symphony is $0.158 in cash; (iii) that holders of a majority of the outstanding shares of the Series 1-A Preferred Stock, the Series 2-A Preferred Stock and the Series 4-A Preferred Stock, each voting separately as a class, shall have agreed that the transactions described in the preceding paragraph shall not be deemed a liquidation for any purpose under the Company’s Certificate of Incorporation; (iv) that the holders of at least 51% of the outstanding shares of Series 4-A Preferred Stock have agreed to cause any shares of Series 4-A Preferred stock not exchanged for Asia Common Shares to be converted into Vsource common stock; (v) that the holders of at least 51% of the outstanding shares of each series of Preferred Stock of Vsource have elected to exchange all of their shares of Preferred Stock for Asia Common Shares; (vi) that the holders of at least 75% of the Asia Common Shares have agreed to sell such shares to Symphony; (vii) that certain regulatory requirements are met.

Symphony Purchase Agreement

As described in more detail under “Certain Federal Income Tax Considerations” a holder of Preferred Stock will be required, for federal income tax purposes, to treat the exchange of Preferred Stock for Asia Common Shares as a dividend unless the participating holder satisfies one of three tests. If one of these tests is satisfied, the holder will recognize a capital gain or loss in connection with the exchange. One of the three tests requires that there be a “complete redemption” of all of such holder’s shares of Vsource. In determining whether there has been a complete redemption, all of the shares owned by such holder, both preferred and common, and all warrants and options to acquire Vsource shares actually or constructively owned by such holder, must be redeemed or otherwise disposed of by the holder. When we were considering the Transaction, certain of the significant holders of our Preferred Stock indicated that they would only be willing to proceed with the Transaction if they could obtain capital loss treatment in connection with their participation in the exchange.

In order to enable these holders to obtain capital loss treatment in connection with their participation in the transaction, Symphony has entered into an agreement to purchase (i) all of the Vsource common stock that is held by Phillip Kelly, Dennis Smith, another employee of the Company, Asia Internet Investment Group I, LLC and BAPEF Investment XII Ltd for $0.50 per share and (ii) all of the warrants dated November 21, 2002, to purchase Vsource common stock that are held by Capital International Asia CDPQ Inc. for $0.25 per warrant. Symphony intends to only purchase Vsource common stock from these persons and entities. Pursuant to this purchase agreement, Symphony has agreed to purchase a total of 648,860 shares of Vsource common stock and 1,000,000 warrants to purchase an equivalent number of shares of Vsource common stock for a total purchase price of $574,430. The closing of the purchase of the common stock and warrants will take place on any business day within five days after the completion of the Symphony purchase offer. The closing of the purchase of the common stock and warrants is conditioned on, among other things, the successful completion of the Symphony purchase offer. If the purchase of the common stock is completed following the successful completion of the Symphony purchase offer, Symphony would own approximately 32.0% of Vsource’s common stock. Each warrant entitles its holder to purchase one share of Vsource common stock at an exercise price of US$0.01 per share. The warrants to purchase 1,000,000 shares of Vsource common stock are not currently exercisable, and would only become exercisable on April 1, 2005 if certain conditions have not occurred by January 31, 2005. If these warrants become exercisable and Symphony exercises these warrants, Symphony would then own approximately 50.3% of Vsource’s total outstanding common stock on a fully diluted basis (assuming that the warrants purchased will be exercised according to their terms on or after April 1, 2005 and assuming that no additional shares of Vsource are issued prior to such exercise.

Business Alliance Agreement

Vsource, Vsource Asia and Symphony entered into an agreement (the “Vsource Business Alliance Agreement”) dated February 27, 2004 which sets out services to be performed by Vsource Asia and its subsidiaries to Vsource and its related corporations. Under the Vsource Business Alliance Agreement, Vsource Asia has a first right of refusal to deliver business process outsourcing services as a primary sub contractor to the clients of Vsource and its subsidiaries. The revenue to be earned by Vsource Asia is agreed to be as follows:

•	Where Vsource or one of its subsidiaries is the party to the contract with a client, then:

–	for contracts with a multinational corporations, Vsource Asia shall receive fees equal to the cost of delivery of services plus an agreed percentage of the gross margin arising from the contract; and

–	for contracts with small and medium sized companies in the United States, Vsource Asia shall receive fees equal to the cost of delivery of services divided by an agreed percentage.

Where Vsource Asia is directly party to the contract with a client procured by Vsource or one of its subsidiaries, then Vsource Asia is required to pay Vsource a management fee equal to an agreed percentage of the gross margin arising from the contract.

Symphony Business Alliance Agreement

Symphony, Vsource Asia and Vsource entered into an agreement dated February 27, 2004 (the “Symphony Business Alliance Agreement”) which sets out services to be performed by Vsource Asia and its subsidiaries to the clients of Symphony and its related corporations. Under the Symphony Business Alliance Agreement, Vsource Asia will have the first right of refusal to deliver business process outsourcing services, as a primary sub contractor to the clients of Symphony in relation to contracts with a value of $131,579 or more. Where Symphony or one of its subsidiaries is the party to the contract with a client, then Vsource Asia shall receive fees equal to the cost of delivery of services plus an agreed percentage of the gross margin arising from the contract.

Where Vsource Asia is directly party to the contract with a client procured by Symphony or one of its subsidiaries, then Vsource Asia is required to pay Symphony a management fee equal to an agreed percentage of the gross margin arising from the contract.

Masters Services Agreement and Statement of Work

On July 29, 2004, Symphony and Vsource Asia entered into a Master Services Agreement and Statement of Work, pursuant to which Vsource Asia has agreed to provide employee stock option plan setup and administration services to Symphony for an initial set-up fee of $10,526 and monthly payments of $263.

License Agreement

On July 1, 2004, Vsource and Vsource Asia entered into a trademark and domain name license agreement (the “License Agreement”) pursuant to which Vsource granted Vsource Asia, for nominal consideration, a worldwide, perpetual, non-exclusive license to use the trademarks “Vsource,” including the “Vsource” logo, “Vsource Versatile Solutions,” Vsource Foundation Solutions,” “Vmarketing” and “Vsuites,” the domain name www.vsource.com, as well as other domain names used by Vsource in its business, and the word “Vsource” in any new domain names that Vsource Asia may wish to register from time-to-time.

Other Transactions

Vsource Asia also has entered into transactions, including providing management and other services, with Vsource and Vsource (CI) Ltd., a subsidiary of a major shareholder of Vsource, in the ordinary course of business.

Representation Letter

In consideration of Symphony offering to purchase any Asia Common Shares that we may continue to own after the completion of the exchange offer, on October 15, 2004, we executed a letter with Symphony pursuant to which we made certain representations and warranties to Symphony regarding our filings with the SEC, certain information that we have provided to Symphony in connection with these transactions, certain tax matters and other general corporate matters. In addition, in this letter we agreed to take several actions to assist Symphony to complete the transfer of Asia Holding Co. shares if the Symphony purchase offer is complete.

Reliance By Vsource Asia on Vsource Following the Offer

Even following the Offer, Vsource Asia will continue to rely on Vsource for a variety of matters. For example, Vsource Asia will rely on Vsource for the use of the word “Vsource,” as well as the trademarks and domain names it uses in its business pursuant to the License Agreement with Vsource, and for the sales and marketing services provided by Vsource to Vsource Asia under the Vsource Business Alliance Agreement.

Other than the above, there are no present or proposed agreements, arrangements, understandings or relationships between Symphony or any of its executive officers, directors, controlling persons or subsidiaries and Asia Holding Co. and Vsource or any of their respective executive officers, directors, controlling persons or subsidiaries that is material to your decision whether to sell, tender or hold the securities sought in the Tender Offer.

Regulatory Requirements

Except as described below, we are not aware of any regulatory requirements or approvals that must be complied with or obtained in connection with the exchange offer.

Malaysia

In order to complete the exchange offer we must obtain:

•	approval of the Malaysian Securities Commission for the sale of our shares of Vsource Asia to Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993; and

•	a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining shares of Vsource Asia pursuant to the Malaysian Code on Take-Overs and Mergers 1998 (the “Take-Over Code”).

In order to complete the Symphony Purchase offer, the Symphony must obtain:

•	a waiver from the Malaysian Securities Commission from the requirement for Symphony to make a general offer for the remaining shares of Vsource Asia not held by Asia Holding Co. following the acquisition by Symphony of Asia Common Shares, pursuant to the Practice Notes on upstream acquisition under the Take-Over Code;

•	approval of the Malaysian Securities Commission for the offer of Symphony’s shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

•	approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of Preferred Stock registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953; and

•	shareholders’ approval of the purchase of Asia Common Shares from, and the subsequent sale of Vsource Asia shares to, the holders of Preferred Stock who had exchanged their Preferred Stock for Asia Common Shares.

United States

We are not aware of any approved or other action by any United States governmental, administrative or regulatory authority or agency that would be required to complete the exchange offer.

Legal Proceedings

We are not aware of any pending legal proceeding relating to the exchange offer.

RISK FACTORS

There are a number of risks associated with completing the exchange offer and the other transactions described in this circular and the Information Statement. Please review the information under the heading “Risks Related to the Transaction” in the Information Statement for a description of these risks.

DESCRIPTION OF THE TRANSACTION

In addition to this circular, you should review the Information Statement, which contains a more detailed description of the transactions being completed in connection with this exchange offer.

DESCRIPTION OF ASIA HOLDING CO.

On July 29, 2004, we acquired a shelf company incorporated in the British Virgin Islands with number 595217. The name of this company is Ironbeak Limited but it is referred to throughout this circular and the Information Statement as Asia Holding Co. Asia Holding Co. was incorporated on May 5, 2004. The Memorandum of Association and Articles of Association of Asia Holding Co. are attached hereto as Annex A. We currently own all of the outstanding shares of Asia Holding Co.

Currently, Asia Holding Co. does not have any operations. As such, it does not have historical financial statements. Upon completion of the exchange offer, Asia Holding Co.’s only asset will be its ownership interest in Vsource Asia, it will act solely as a holding company and it will own 100% of our ownership interest in Vsource Asia (which represents 61.2% of Vsource Asia’s total outstanding shares). In fiscal 2004, Vsource Asia generated approximately 99% of Vsource’s combined revenues. Our Form 10-K for the year ended January 31, 2004, which has been filed with the Securities and Exchange Commission, contains a detailed description of our business in fiscal 2004 and contains our audited financial statements for fiscal 2004. Additional proforma and unaudited financial information for Vsource and Vsource Asia is included elsewhere in this circular and in the Information Statement.

SUMMARY DESCRIPTION OF THE ASIA COMMON SHARES

Asia Holding Co. will have only one class of shares issued and outstanding and such shares, prior to the Symphony purchase offer, will be owned solely by Vsource and the Preferred Stockholders who participate in this exchange offer. In this offering circular the shares of Asia Holding Co. are generally referred to as the “Asia Common Shares”.

The following is a summary of the rights and preferences of the Asia Common Shares. This summary is qualified in its entirety by reference to the complete text of the Memorandum of Association and Articles of Association of Asia Holding Co., attached hereto as Annex A. You are urged to read the Memorandum of Association and Articles of Association carefully and in their entirety.

You should be aware that as a holder of the Asia Common Shares you will not have many of the rights and preferences that you have as a holder of the Preferred Stock. In addition, as described in greater detail in the Information Statement, after the exchange offer is complete Symphony will own at least 75% of the outstanding Asia Common Shares and therefore will have the ability to elect the board of directors of Asia Holding Co. and determine the outcome of all shareholder votes.

The following statements are brief summaries of Asia Holding Co.’s share capital and of the more important rights and privileges of shareholders conferred by the laws of the British Virgin Islands and Asia Holding Co.’s articles of association, as amended, and Asia Holding Co.’s memorandum of association, as amended.

Authorized and Outstanding Shares

Asia Holding Co.’s authorized capital is US$1,010,000.00 divided into 101 million shares, par value $0.01 per share, of which 100 shares are currently issued and outstanding. Prior to completion of the exchange offer Vsource will transfer its ownership interest in Vsource Asia to Asia Holding Co. and in exchange therefor Asia Holding Co. will issue an additional 100,077,900 Asia Common shares to Vsource. Therefore when we complete the exchange offer a total of 101,078,000 Asia Common Shares will be issued to Vsource. The exchange ratios in this exchange offer have been set so that if all of the Preferred Stock is exchanged in the exchange offer, almost all of the Asia Common Shares will be transferred to the holders of our Preferred Stock and Vsource will continue holding approximately 300 shares as a result of rounding fractional shares. Vsource intends to tender any Asia Common Shares which it continues to own after the exchange offer to Symphony pursuant to the Symphony purchase offer.

Asia Common Shares

General

All of the outstanding shares are fully paid and nonassessable. Members are entitled to a share certificate generally but in the present case it is intended that members who tender their Asia Common Shares to Symphony pursuant to the Symphony purchase offer shall waive that entitlement. Holders of Asia Common Shares are not entitled to any preemptive rights.

Voting Rights

Each holder of Asia Common Shares is entitled to one vote per share on all matters voted upon which holders of shares are entitled to vote, including the election of directors. A quorum is formed for a shareholders’ meeting if, at the commencement of the meeting, not less than 50% of the votes entitled to vote on resolutions to be considered at the meeting are present in person or by proxy. The board of directors may convene a shareholders’ meeting on its own initiative and shall call a meeting upon written request of shareholders holding in the aggregate 10% or more of the voting shares. Advanced notice of at least seven days is required for the convening of shareholders’ meetings.

A resolution approved at a shareholders’ meeting requires a simple majority of the votes present and entitled to vote at the meeting. A resolution consented to in writing must be approved by an absolute majority of the votes entitled to vote on such matter.

Dividends

The holders of Asia Common Shares are entitled to receive dividends when and as declared by a resolution of the directors, but only out of surplus. The dividends payable to the holders of the Asia Common Shares are not cumulative. All dividends that remain unclaimed for three years after their declaration may be forfeited by resolution of our directors for the benefit of Asia Holding Co. Since inception, Asia Holding Co. has not declared or paid any cash dividends on our shares of common stock.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Asia Holding Co. is incorporated as an international business company under the laws of the British Virgin Islands. Outside the United States, it may be difficult for investors to enforce judgments against Asia Holding Co. obtained in the United States on any such actions, including actions predicated upon civil liability provisions of securities laws. In addition, some of Asia Holding Co.’s officers and directors reside outside the United States and nearly all of the assets of these persons and all of its assets are located outside of the United States. As a result, it may not be possible for the investor to affect service of process within the United States upon Asia Holding Co. or such persons within the United States or to enforce U. S. court judgments against Asia Holding Co. predicated upon the liability provisions of the federal securities laws of the United States.

Conyers Dill & Pearman, Asia Holding Co.’s special counsel as to British Virgin Islands law, have advised us that it is unlikely that the courts of the British Virgin Islands would (1) recognize or enforce United States court imposed judgments against Asia Holding Co. or its non-U.S. resident officers, directors and named experts predicated upon the civil liability provisions of the federal securities laws of the United States or any state thereof, or (2) be competent to enter judgments in original actions brought in the British Virgin Islands, against Asia Holding Co. or its non-U. S. resident officers, directors and named experts predicated upon the federal securities laws of the United States or any state thereof.

In addition, Conyers Dill & Pearman, British Virgin Islands counsel, have advised us that the courts of the British Virgin Islands will only enforce a judgment of the courts of the United States if it is a final and conclusive monetary judgment, which is not subject to a stay of execution obtained against Asia Holding Co. in the courts of United States for a definite sum. Such a judgment would be treated by the courts of British Virgin Islands as a cause of action in itself so that no retrial of the issues would be necessary provided that:

•	the courts of United States had jurisdiction in the matter;

•	the judgment given by the court of United States was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment given by the court of United States was final and conclusive;

•	in obtaining the judgment, there was no fraud on the part of the person in whose favour the judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

British Virgin Islands Taxation

The following is a summary of the material British Virgin Islands income tax, stamp duty and estate duty consequences of purchase, ownership and disposition of shares of a British Virgin Islands international business company. The discussion is not a comprehensive description of all of the tax considerations that may be relevant to you in light of your investment or tax circumstances. To the extent that the discussion relates to matters of British Virgin Islands tax law, it represents the opinion of Conyers Dill & Pearman, special British Virgin Islands counsel to Asia Holding Co. You should consult your own tax advisers as to the British Virgin Islands tax consequences of the purchase, ownership and disposition of our shares.

Asia Holding Co. is an international business company under the British Virgin Islands International Business Companies Act. Asia Holding Co. is exempt from all provisions of the Income Tax Act of the British Virgin Islands, including with respect to all dividends, interests, rents, royalties, compensation and other amounts payable by Asia Holding Co. to persons who are not persons resident in the British Virgin Islands. Capital gains realized with respect to any shares, debt obligations or other securities of Asia Holding Co. by persons who are not persons resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of Asia Holding Co.

DIFFERENCES BETWEEN DELAWARE AND BRITISH VIRGIN ISLANDS LAW

Introduction

If you accept the exchange offer and do not sell your Asia Common Shares to Symphony, you will become a shareholder in Asia Holding Co., a British Virgin Islands company. The following is a summary comparison of certain of the material differences in shareholder rights due to differences between Delaware law and British Virgin Islands law. This summary is not intended to be complete and is qualified in its entirety by reference to Delaware law and British Virgin Islands law. For a complete understanding of the rights afforded shareholders, you are referred to the laws and applicable regulations of the State of Delaware and the laws of the British Virgin Islands. You are also encouraged to obtain and read the governing instruments of Vsource and Asia Holding Co.

Vsource is incorporated in the State of Delaware and operates in accordance with the Delaware General Corporation Law. The rights of Vsource stockholders are determined by the Delaware General Corporation Law, the securities and other legislation of the United States, Vsource’s amended and restated certificate of incorporation and its bylaws. Vsource’s common stock is traded on the over-the-counter market in the United States.

Asia Holding Co. is incorporated under the International Business Companies Act of the British Virgin Islands and operates in accordance with the International Business Companies Act. The rights of Asia Holding Co. shareholders are determined in accordance with the International Business Companies Act and Asia Holding Co.’s memorandum of association and articles of association. There is no public market for the BVI Shares.

General Meetings of Shareholders

Delaware

Under Delaware law, the board of directors may determine the date and time of the annual meeting of stockholders pursuant to its bylaws and may also determine the place of such meeting either within or without of the State of Delaware or may determine that such meeting shall not be held at any place and instead be held by means of remote communication.

Under Vsource’s amended and restated bylaws, annual meetings of the stockholders are held on the date and time designated by the board of directors. Vsource’s bylaws provide that written notice of the place, date and time of all meetings of stockholders shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held.

Vsource’s amended and restated bylaws provide that at any meeting of stockholders, the holders of a majority of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes; provided, however, that in no case shall a quorum be less than 33 1/3% of the outstanding shares of common stock. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

British Virgin Islands

Under the articles of association of Asia Holding Co, the directors may convene meetings of members at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable. Seven days notice is required. The directors shall convene a meeting of members under the articles of association of Asia Holding Co. upon the written request of members holding 10% or more of the outstanding voting shares in Asia Holding Co.

The articles of association of Asia Holding Co. provides that a meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

Calling a Shareholders’ Meeting

Delaware

Under Delaware law, special meetings of the shareholders may be called by the board of directors or by any other person as may be authorized to do so by the certificate of incorporation or the bylaws of the corporation.

Under Vsource’s amended and restated bylaws, special meetings may be called for any purpose by the board of directors, the chief executive officer or president and shall be held at such place, on such date, and at such time as they or he shall fix; provided that stockholders shall receive not less than 10 nor more than 60 days’ notice of the place, date and time of the meetings.

British Virgin Islands

Under British Virgin Islands law, subject to any limitations in the memorandum and articles of association, meetings of shareholders of a company—in the British Virgin Islands called ‘members’—may be convened by the directors or (subject to any provision in the memorandum or articles for a lesser percentage) upon the written request of members holding more than 50 per cent of the votes of the outstanding voting shares of the company, the directors shall convene a meeting of members. In the case of Asia Holding Co., the articles provide that the directors shall convene a meeting of members upon the written request of members holding 10% or more of the outstanding voting shares of the Asia Holding Co.

Voting Rights

Delaware

Under Delaware law, unless the certificate of incorporation provides otherwise, each stockholder is entitled to one vote for each share of capital stock held by the stockholder.

Under Vsource’s certificate of incorporation, each share of common stock is entitled to one vote and each share of Preferred Stock have a right to vote equivalent to the number of shares of common stock into which it may be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Each share of Vsource Series 1-A Preferred Stock is entitled to 0.378 votes for a total of approximately 357,213 votes, each share of Series 2-A Preferred Stock is entitled to 0.451 votes for a total of approximately 150,744 votes and each share of Series 4-A Preferred Stock is entitled to 1,000 votes for a total of 17,364,000 votes. Factional shares shall not be entitled to vote. The holders of Vsource common stock and Preferred Stock will vote together as a single class at a meeting of stockholders; provided, however, that certain circumstances under Delaware law and pursuant to Vsource’s certificate of incorporation, the Preferred Stock may be entitled to vote as a separate class.

Vsource’s amended and restated bylaws provide that all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

British Virgin Islands

Under British Virgin Islands law, except as otherwise provided in the memorandum or articles, all shares vote as one class and each whole share has one vote. Under the memorandum of association of Asia Holding Co., all shares have one vote each.

Generally, the articles of association provide that a simple majority of the votes of the shares entitled to vote is required to approve matters at meetings. See “—Shareholders’ Votes on Certain Transactions.”

Action by Written Consent

Delaware

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, stockholders may take any action required or permitted to be taken at a stockholders’ meeting without a meeting if consented to in writing by the same number of votes that would be required if the action were to be taken at a meeting. Vsource’s amended and restated bylaws do not provide otherwise.

British Virgin Islands

Under the articles of association of Asia Holding Co., an action that may be taken by members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution must be forthwith sent to all members not consenting to the resolution. An action that may be taken by the directors or a committee of directors may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile, or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice.

Rights Upon a Liquidation or Dissolution

Delaware

Under Delaware law, a liquidation, dissolution or winding up of a corporation, including the sale of all or substantially all of a corporation’s assets, must be approved by the board of directors and holders of a majority of the outstanding shares entitled to vote. A liquidation, dissolution or winding up of a corporation may also be authorized without action by the board of directors if all the stockholders entitled to vote shall consent in writing. In the event of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of common stock after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Vsource’s certificate of incorporation provides that in the event of a liquidation, dissolution or winding up of Vsource, either voluntary or involuntary, the holders of the Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock are entitled to receive prior to and in preference to any distribution of any of the assets or surplus funds of Vsource to the holders of the common stock a preference amount. The preference amount for the Series 1-A Preferred Stock Series 2-A Preferred Stock and Series 4-A Preferred Stock is described in this circular under the heading “Summary Description of the Rights and Preferences of the Preferred Stock.”

British Virgin Islands

At the present time the authorized and issued shares of Asia Holding Co are all of one class, with no issued shares preferred over others in a liquidation.

Dissenters’ or Appraisal Rights

Delaware

Under Delaware law, registered holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation by demanding payment in cash for the shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above. In addition, dissenter’s rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

British Virgin Islands

Under British Virgin Islands law, a member of a company incorporated under the International Business Companies Act of the British Virgin Islands is entitled to payment of the fair value of his shares upon dissenting from (a) a merger, if the company is a constituent company unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale transfer, lease, exchange or other disposition of more than 50% of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter; (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or (iii) a transfer of any of the assets of the company in trust to one or more trustees, to any company, association, partnerships, foundation or similar entity to protect the assets of the company for the benefit of the company, its creditors and its members and at the discretion of the directors for any reason having a direct or indirect interest in the company; (d) a redemption of the shares by the company pursuant to section 81 of the International Business Companies Act of the British Virgin Islands; and (e) an arrangement if permitted by the court. Under Section 81 of the International Business Companies Act, subject to any limitation in the memorandum and articles (of which there is none in the case of Asia Holding Co.) members holding 90% of the votes of the outstanding shares entitled to vote; and members holding 90% of the votes of the outstanding shares of each class and series entitled to vote as a class or series, on a merger or consolidation under Section 76 of the International Business Companies Act may give a written instruction to a company incorporated under the International Business Companies Act directing the company to redeem the shares held by the remaining members.

Oppression Remedy

Delaware

Delaware law does not provide for an oppression remedy. However, Delaware law provides a variety of legal and equitable remedies to a corporation’s stockholders for improper acts or omissions of a corporation, its officers and directors. Under Delaware law, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation.

British Virgin Islands

Under British Virgin Islands law, a member of a company incorporated under the International Business Companies Act of the British Virgin Islands may apply to the court to appoint a liquidator of such a company on the grounds that it is just and equitable that it should do so.

Sources and Payment of Dividends

Delaware

Under Delaware law, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

(1) surplus of the corporation, which is defined as net assets less statutory capital; or

(2) if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year;

provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

The holders of shares of Series 1-A, 2-A and 4-A Preferred Stock are entitled to receive cash dividends prior and in preference to any declaration or payment of dividend on the common stock. See the section of this circular captioned “Summary Description of the Rights and Preferences of the Preferred Stock” for a description of the preferences of the Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock

British Virgin Islands

Under British Virgin Islands law and the articles of association of Asia Holding Co., Asia Holding Co. may by resolution of the directors declare and pay dividends in money, shares or other property. Dividends may be declared and paid only out of surplus. Surplus is defined in the International Business Companies Act of the British Virgin Islands as meaning the excess, if any, at the time of the determination of the total assets of the Company over the sum of its total liabilities as shown in the books of account, plus its capital. No dividend may be declared and paid unless the directors determine that immediately after payment of the dividend the company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, shown in the books of account and its capital.

Rights of Purchase and Redemption

Delaware

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption, provided that if a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more shares of one or more classes which shares together must have full voting power.

However, at any time, a corporation may purchase or redeem any of its shares which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

British Virgin Islands

Under the memorandum of association of Asia Holding Co., all shares are subject to redemption, purchase or acquisition by Asia Holding Co. for fair value. Under British Virgin Islands law and the articles of association of Asia Holding Co. this may only be done out of surplus or in exchange for newly issued shares of equal value.

Preemptive Rights

Delaware

Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issues of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. Such rights are not provided in Vsource’s certificate of incorporation or the amended and restated bylaws.

British Virgin Islands

The articles of association of Asia Holding Co. do not contain specific preemption rights. The laws of the British Virgin Islands do not prescribe preemptive rights in respect of the shares of a company incorporated under the International Business Companies Act of the British Virgin Islands.

Amendment of Governing Instruments

Delaware

Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires:

(1) the recommendation of the board of directors;

(2) the affirmative vote of a majority of the outstanding stock entitled to vote thereon; and

(3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Under Delaware law, stockholders have the power to adopt, amend or repeal bylaws unless the certificate of incorporation gives those powers to the directors of the corporation.

British Virgin Islands

The memorandum of association of Asia Holdings Co. provides that Asia Holding Co. may amend its memorandum of association and articles of association by a resolution of members or by a resolution of directors.

Stock Class Rights

Delaware

Under Delaware law, any change to the rights of holders of shares or any series of preferred stock of a company would require an amendment to its certificate of incorporation.

Delaware law provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment will:

(1) increase or decrease the authorized shares of the class or series;

(2) increase or decrease the par value of the shares of the class or series; or

(3) alter or change the powers, preferences or special rights of the shares of the class or series so as to affect them adversely.

British Virgin Islands

The memorandum of association of Asia Holding Co. provides that if any time the authorized capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and of the holders of three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

Shareholders’ Votes on Certain Transactions

Delaware

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

(1) the approval of the board of directors; and

(2) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

British Virgin Islands

Under the International Business Companies Act of the British Virgin Islands, subject to any limitations or provisions to the contrary in its memorandum or articles of association any sale, transfer lease exchange or other disposition, other than a mortgage charge or other encumbrance or the enforcement thereof, of more than 50% of the assets of a company incorporated under that Act, if not made in the usual or regular course of business carried on by that company requires, among other things, the approval of a resolution of members. A plan of merger or consolidation must be authorized by a resolution of members. Under Section 94 of the International Business Companies Act as part of the procedure on winding up and dissolution of a company in certain circumstances, a plan of dissolution must be authorized by a resolution of members. In the articles of association of Asia Holding Co. a resolution of members is defined as:

(1) a resolution approved at a duly convened and constituted meeting of the members of the company by the affirmative vote of:

(a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and did not abstained, or

(b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or

(2) a resolution consented to in writing by:

(a) an absolute majority of the votes of shares entitled to vote thereon, or

(b) an absolute majority of the shares of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereon.

This tracks the wording of the International Business Companies Act definitions.

Rights of Inspection

Delaware

Delaware law allows any stockholder:

(1) to inspect:

(a) the corporation’s stock ledger;

(b) a list of its stockholders; and

(c) its other books and records; and

(2) to make copies or extracts of those materials during normal business hours; provided, however, that:

(a) the stockholder makes a written request under oath stating the purpose of such stockholder’s inspection; and

(b) the inspection is for a purpose reasonably related to the person’s interest as a stockholder.

British Virgin Islands

Under British Virgin Islands law a member is entitled to a copy of the memorandum and articles of association of a company of which he is a member, on payment for the copy. A member may in furtherance of a proper purpose, inspect the share register of the company or the books, records, minutes and consents kept by the company and make copies or extracts therefrom. A proper purpose is a purpose reasonably related to the member’s interests as a member.

Standard of Conduct for Directors

Delaware

The Delaware General Corporate Law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self interest, on a well informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

British Virgin Islands

Under British Virgin Islands law every director of a company incorporated under the International Business Companies Act in performing his functions must act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A director also has common law fiduciary duties to the company.

Size of the Board of Directors

Delaware

Under the Delaware General Corporate Law, the board of directors must have at least one director.

British Virgin Islands

Under British Virgin Islands law a company incorporated under the International Business Companies Act must have at least one director and under the articles of association of Asia Holding Co. the maximum number of directors is twenty. Directors may be individuals or companies.

Classification of the Board of Directors

Delaware

Delaware law permits the certificate of incorporation or an initial bylaw, or a bylaw adopted by a vote of the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. Vsource’s amended and restated bylaws do not provide for such classification of its board of directors.

British Virgin Islands

There are no provisions for classification of directors in the articles of association of Asia Holding Co., but they do provide that directors are elected by the members for such term as the members determine. In the absence of any express determination British Virgin Islands law provides that a director holds office until his successor takes office or until his earlier death, resignation or removal and the articles of association of Asia Holding Co. reflect this.

Removal of Directors

Delaware

Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors, except that:

(1) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

(2) directors may not be removed in certain situations in the case of a corporation having cumulative voting.

British Virgin Islands

The articles of association of Asia Holding Co. provide that a director may be removed from office, with or without cause by a resolution of members or, with cause, by a resolution of directors.

Vacancies on the Board of Directors

Delaware

Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws the following vacancies may be filled by a vote of a majority of the directors then in office:

(1) vacancies on a board of directors; and

(2) newly created directorships resulting from an increase in the authorized number of directors.

However, if the holders of any specific class of stock are entitled to elect directors, vacancies and newly created directorships of the class may only be filled by a majority of the directors elected by the class. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.

British Virgin Islands

The articles of association of Asia Holding Co. provide that the directors may at any time appoint any person to be a director to fill a vacancy or as an addition to the existing directors.

Liability of Directors and Officers

Delaware

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(1) any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(3) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(4) any transaction from which the director derives an improper personal benefit.

British Virgin Islands

Under British Virgin Islands law a director, officer, agent and liquidator of an international business company, in performing his functions is entitled to rely on the share register which the International Business Companies Act requires the company to keep, the books of accounts and records and the minutes and copies of consents to resolutions kept in accordance with the same Act and any report made to the company by any other director, officer, agent or liquidator or by any persons selected by the company to make the report. No provision in the memorandum or articles of association of an international business company or in any agreement entered into by the company relieves a director, officer, agent or liquidator of the company from the duty to act in accordance with the memorandum or articles or from any personal liability arising from his management of the business and affairs of the company.

Indemnification of Directors and Officers

Delaware

Delaware law provides that a corporation may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by the director in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director:

(1) acted in good faith and in a manner the director reasonably believed to be in the best interests of the corporation; and

(2) in a criminal proceeding, had no reasonable cause to believe the director’s conduct was unlawful.

Vsource’s amended and restated bylaws provide generally that Vsource shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each director and officer, as well as persons serving at the request of the company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise.

British Virgin Islands

Subject to the limitations set out below, the articles of association of Asia Holding Co. provide that it may indemnify against all expenses, including legal fees and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who

(1) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

(2) is or was, at the request of the company, serving as director, officer or liquidator of, or in any other capacity is or was acting for, another company or partnership, joint venture, trust or other enterprise.

The company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the company and in the case of criminal proceedings the person had no reasonable cause to believe that his conduct was unlawful. Also the company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the company or who at the request of the company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnity the person against the liability.

Shareholder Suits

Delaware

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

(1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

(2) (a) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

(b) state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

British Virgin Islands

In certain circumstances the British Virgin Islands law allows a shareholder, rather than seeking to enforce a personal right, to enforce a claim on behalf of a company. In general, in order to support such a claim on behalf of a company, the shareholder should approach the directors in an effort to persuade them to take the appropriate action. If they decline, a derivative action may possibly be brought. The action must be brought for proper motives.

Anti takeover Measures

Delaware

Under Delaware law, directors generally have a duty to act without self interest, on a well informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of directors decisions to adopt anti takeover measures in the face of a potential takeover where the directors are able to show that:

(1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

(2) the board action taken was reasonable in relation to the threat posed.

British Virgin Islands

Under British Virgin Islands law the directors of an international business company must exercise their powers in good faith for a proper purpose and in the best interests of the company as a whole. It is important for a determination to be made that it is possible for a reasonable board of directors, in good faith, to reach the conclusion that an anti-takeover measure which has the potential to discriminate against a minority of the members is nonetheless for the benefit of the company as a whole. It is likely that the courts would consider whether the board of directors had any ulterior motive in implementing anti-takeover proposals and whether particular shareholders had been singled out in any discriminatory way.

FUTURE SALE OF ASIA COMMON SHARES

The Asia Common Shares to be issued in the exchange offer have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law, and may not be transferred or sold by you except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In addition, we do not anticipate there will be any trading market for the Asia Common Shares and Symphony will own at least 75% of the outstanding Asia Common Shares after the exchange offer. Therefore, if you participate in the exchange offer and do not tender your Asia Common Shares to Symphony in the Symphony purchase offer, you may be required to bear the financial risk associated with the Asia Common Shares for an indefinite period of time. See “Risks Related to the Transaction—Symphony will have significant voting control of Asia Holding Co. after the Transaction is completed” in the Information Statement.

SUMMARY DESCRIPTION OF THE RIGHTS AND PREFERENCES OF THE PREFERRED STOCK

The following is a summary of the rights and preferences of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock. This summary is qualified in its entirety by reference to the complete text of the certificates and other agreements which set forth those rights and preferences, as follows:

•	Series 1-A Preferred Stock—please see the Certificate of Incorporation which was filed as Exhibit 3.1 to our report on Form 8-K filed November 14, 2000,

•	Series 2-A Preferred Stock—please see the Certificate of Designations which was filed as Exhibit 4.1 to our report on Form 8-K filed November 14, 2000, and

•	Series 4-A Preferred Stock—please see the Certificate of Designations which was filed as Exhibit 3.1 to our report on Form 8-K filed October 28, 2002.

Please see “Where You Can Find Additional Information” above for an explanation on how you can obtain a copy of those reports and the attached exhibits. You are urged to read the certificates and agreements carefully and in their entirety.

Series 1-A Preferred Stock

The Series 1-A Convertible Preferred Stock has the following characteristics:

Dividends. The holders of shares of Series 1-A Preferred Stock are entitled to receive noncumulative dividends of $0.20 per share annually, out of any assets legally available for that purpose, payable if and when declared by our Board of Directors. No dividend may be declared and paid upon shares of our common stock in any fiscal year unless dividends of $0.20 per share have first been paid upon or declared and set aside for payment to the holders of Series 1-A Preferred Stock.

Liquidation. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of Series 1-A Preferred Stock are entitled to receive, at the same priority as any payments to be made to holders of Series 2-A Preferred Stock but prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock, a preference amount. The preference amount per share of Series 1-A Preferred Stock is equal to the sum of (a) the price of $2.50 originally paid for that share, plus (b) an amount equal to all declared but unpaid dividends on such share, if any, but only to the extent of our retained earnings. A liquidation, dissolution or winding up of our company is deemed to include the acquisition of our company or a sale of all or substantially all of our assets, unless, in each case, our stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity. There were 945,008 shares of Series 1-A Preferred Stock outstanding on September 15, 2004 with an aggregate liquidation value of $2.3 million.

Redemption. The shares of Series 1-A Preferred Stock are not redeemable by us or the holders of those shares.

Voting Rights. The holder of each share of Series 1-A Preferred Stock has the right to one vote for each share of common stock to which such Series 1-A Preferred Stock can then be converted, and with respect to such vote, the holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock. Holders of Series 1-A Preferred Stock are entitled to vote, together with holders of common stock, on any matter upon which the holders of common stock have the right to vote.

Conversion. Each share of Series 1-A Preferred Stock was initially convertible into one share of common stock, subject to adjustment in certain circumstances. As a result of certain issuances of common stock and securities convertible into common stock and a reverse stock split, the conversion price of the Series 1-A Preferred Stock has been adjusted to $6.60 per share in accordance with our Certificate of Incorporation. As a result, each share of Series 1-A Preferred Stock is currently convertible into 0.378 shares of common stock. The conversion price is subject to customary adjustment in the event of stock splits, combinations, certain dividends and distributions, recapitalizations, reclassifications, exchanges, reorganizations, mergers, consolidations, sales of assets, or certain sales of shares by us below the conversion price of the shares of Series 1-A Preferred Stock. Following any of those events, the conversion price and the number of shares issuable upon conversion of the Series 1-A Preferred Stock in effect immediately prior to those events will, concurrently with the effectiveness of those events, be proportionately decreased, increased or otherwise modified, as appropriate.

The Series 1-A Preferred Stock is convertible at the option of the holder at any time. In addition, each share of Series 1-A Preferred Stock will automatically be converted into shares of common stock immediately upon the closing of a public offering of our common stock with aggregate gross proceeds of at least $10,000,000 and a per share price to the public of at least $5.00, or at the election of the holders of a majority of the outstanding shares of Series 1-A Preferred Stock.

Restrictions on Certain Actions. So long as any shares of Series 1-A Preferred Stock remain outstanding, we may not, without the vote or written consent by the holders of a majority of the outstanding shares of Series 1-A Preferred Stock, voting together as a single class:

•	increase or decrease (other than to the extent that shares of Series 1-A Preferred Stock have been converted) the total number of authorized shares of Series 1-A Preferred Stock, or

•	amend our Certificate of Incorporation to change the rights, preferences, privileges or limitations of the Series 1-A Preferred Stock.

Preemptive Rights. Holders of Series 1-A Preferred Stock are not entitled to any preemptive rights.

Registration Rights. The holders of Series 1-A Preferred Stock are not entitled to registration rights.

Series 2-A Preferred Stock

The Series 2-A Preferred Stock has the following characteristics:

Dividends. The holders of shares of Series 2-A Preferred Stock are entitled to receive noncumulative dividends in an amount equal to 8% of the price originally paid for each such share annually, which would result in a dividend of $0.51 per share, based on the original purchase price of $6.41 per share, out of any assets legally available for that purpose, payable if and when declared by our Board of Directors. No dividend may be declared and paid upon shares of our common stock in any fiscal year unless that 8% dividend has first been paid upon or declared and set aside for payment to the holders of Series 2-A Preferred Stock.

Liquidation. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of Series 2-A Preferred Stock are entitled to receive, at the same priority as any payments to be made to holders of Series 1-A Preferred Stock but prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock, a preference amount. The preference amount per share of Series 2-A Preferred Stock is equal to the sum of (a) the price of $6.41 originally paid for that share, plus (b) an amount equal to all declared but unpaid dividends on such share, if any, but only to the extent of our retained earnings. A liquidation, dissolution or winding up of our company is deemed to include the acquisition of our company or a sale of all or substantially all of our assets, unless, in each case, our stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity. There were 334,244 shares of Series 2-A Preferred Stock outstanding on September 15, 2004 with an aggregate liquidation value of $2.1 million.

Redemption. The shares of Series 2-A Preferred Stock are not redeemable by us or the holders of those shares.

Voting Rights. The holder of each share of Series 2-A Preferred Stock has the right to one vote for each share of common stock to which such Series 2-A Preferred Stock can then be converted, and with respect to such vote, the holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock. Holders of Series 2-A Preferred Stock are entitled to vote, together with holders of common stock, on any matter upon which the holders of common stock have the right to vote.

Conversion. Each share of Series 2-A Preferred Stock was initially convertible into one share of common stock, subject to adjustment in certain circumstances. As a result of certain issuances of common stock and securities convertible into common stock and a reverse stock split, the conversion price of the Series 2-A Preferred Stock has been adjusted to $14.20 per share in accordance with our Certificate of Incorporation. As a result, each share of Series 2-A Preferred Stock is currently convertible into 0.451 shares of common stock. The conversion price is subject to customary adjustment in the event of stock splits, combinations, certain dividends and distributions, recapitalizations, reclassifications, exchanges, reorganizations, mergers, consolidations, sales of assets, or certain sales of shares by us below the conversion price of the shares of Series 2-A Preferred Stock. Following any of those events, the conversion price and the number of shares issuable upon conversion of the Series 2-A Preferred Stock in effect immediately prior to those events will, concurrently with the effectiveness of those events, be proportionately decreased, increased or otherwise modified, as appropriate.

The Series 2-A Preferred Stock is convertible at the option of the holder at any time. In addition, each share of Series 2-A Preferred Stock will automatically be converted into shares of common stock immediately upon the closing of a public offering of our common stock with aggregate gross proceeds of at least $20,000,000 and a per share price to the public of at least $13.00, or at the election of the holders of a majority of the outstanding shares of Series 2-A Convertible Preferred Stock.

Restrictions on Certain Actions. So long as any shares of Series 2-A Preferred Stock remain outstanding, we may not, without the vote or written consent by the holders of a majority of the outstanding shares of Series 2-A Preferred Stock, voting together as a single class:

•	increase or decrease (other than to the extent that shares of Series 2-A Preferred Stock have been converted) the total number of authorized shares of Series 2-A Preferred Stock, or

•	amend our Certificate of Incorporation to change the rights, preferences, privileges or limitations of the Series 2-A Preferred Stock.

Preemptive Rights. Holders of Series 2-A Preferred Stock are not entitled to any preemptive rights.

Registration Rights. The holders of shares of Series 2-A Preferred Stock were granted certain registration rights with respect to such shares which require us to prepare and file a shelf registration statement with the SEC with respect to the shares of common stock underlying the Series 2-A Preferred Stock and related warrants.

Series 4-A Preferred Stock

The Series 4-A Preferred Stock has the following characteristics:

Dividends. The holders of Series 4-A Preferred Stock are entitled to receive cash dividends, out of any assets legally available for that purpose, prior and in preference to any declaration or payment of any dividend on our common stock, payable if and when a dividend is declared by our Board of Directors. The foregoing preference does not apply, however, to any dividend payable in our common stock or other securities and rights convertible into or entitling the holder of those securities to receive, directly or indirectly, additional shares of our common stock. These dividends are not cumulative. No dividend may be declared and paid upon shares of our common stock in any fiscal year unless dividends equal to any dividends declared and payable to the holders of our common stock have first been paid upon or declared and set aside for payment to the holders of Series 4-A Preferred Stock, on an as converted basis, for such fiscal year.

Liquidation. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of Series 4-A Preferred Stock are entitled to receive, after distribution of all amounts due to the holders of our Series 1-A Preferred Stock and Series 2-A Preferred Stock, but prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock, a preference amount. The preference amount per share of Series 4-A Preferred Stock is equal to the sum of (a) the original issue price, which initially is $2,000 (as adjusted for stock splits, stock dividends, combinations and the like), plus (b) an amount equal to all declared but unpaid dividends on such share, if any, but only to the extent of our retained earnings. A liquidation, dissolution or winding up of our company is deemed to include the acquisition of our company or a sale of all or substantially all of our assets, unless, in each case, our stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity. There were 17,364 shares of Series 4-A Preferred Stock outstanding on September 15, 2004 with an aggregate liquidation value of $34.7 million.

Redemption. We do not have the right to call or redeem any shares of the Series 4-A Preferred Stock. However, if a Liquidity Date (as defined below) has not occurred prior to March 31, 2006, then each holder of the Series 4-A Preferred Stock shall have the right, at any time after March 31, 2006 and on or before September 30, 2006, to require us to purchase all but not less than all of the Series 4-A Preferred Stock held by such holder at a price per share (payable in cash or by promissory note) equal to the original issue price (as adjusted for stock splits, stock dividends, combinations and the like), plus an amount equal to 50% of that per share price. The Certificate of Designations for the Series 4-A Preferred Stock sets forth additional provisions if the foregoing redemption would result in an impairment of our capital under Delaware law.

The term “Liquidity Date” means, in summary, the earliest to occur of:

•	the date on which the common stock issuable upon conversion of the Series 4-A Preferred Stock held by the initial purchasers of the Series 4-A Preferred Stock can be distributed or resold without restriction to members of the general public pursuant to an effective registration statement in the U.S. or similar procedure in any non-U.S. jurisdiction, following, or in conjunction with, the completion of a Qualifying Offering (as defined below). The initial purchasers of the Series 4-A Preferred Stock were Capital International Asia CDPQ Inc. (referred to as “CDPQ”) and Quilvest Asian Equity Ltd. (referred to as “Quilvest” and together with CDPQ, the “CDP Investor”),

•	the date on which the CDP Investor is able to publicly sell all of its respective issued or issuable common stock pursuant to an effective registration statement covering such shares or in any three month period pursuant to Rule 144 under the Securities Act of 1933, provided that a Qualifying Offering has occurred,

•	the date of the closing of a sale of more than 50% of our common stock on a fully diluted basis for a purchase price per share at least equal to the price that would yield an internal rate of return of 30% to the CDP Investor. A sale meeting these requirements is called a “Qualifying Sale,” and

•	the date of the closing of a sale of all or substantially all of our assets for consideration that results in distributions per share to the CDP Investor of proceeds from such sale equivalent to the consideration that would be received in a Qualifying Sale.

The term “Qualifying Offering” means, in summary, a firm commitment public offering, underwritten by an internationally reputable investment bank selected by our Board of Directors, of our common stock on an internationally recognized exchange or quotation system that would permit the unrestricted, lawful distribution or resale of securities to members of the general public. The public offering price of the Qualifying Offering cannot be less than the price that would yield an internal rate of return of 30% to the CDP Investor, and the aggregate net proceeds (after deductions of underwriters’ commissions and offering expenses) to us must exceed $20,000,000. The method for calculating the internal rate of return is set forth in the Certificate of Designations for the Series 4-A Preferred Stock.

Voting. The holder of each share of Series 4-A Preferred Stock has the right to one vote for each share of common stock to which such Series 4-A Preferred Stock can then be converted, and with respect to such vote, the holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock. Holders of Series 4-A Preferred Stock are entitled to vote, together with holders of common stock, on any matter upon which the holders of common stock have the right to vote.

Conversion. The Series 4-A Preferred Stock will be convertible, at the option of the holder at any time, into such number of shares of common stock as is determined by multiplying the number of shares of Series 4-A Preferred Stock by the original issue price (as adjusted for stock splits, stock dividends, combinations and the like) and then dividing such amount by the conversion price, which is currently $2.00 per share. The conversion price may be adjusted from time to time as a result of stock dividends, distributions payable in common stock or other securities, stock splits, reverse stock splits, recapitalizations, reclassifications, exchanges, reorganizations, mergers, consolidations, sales of assets or similar events. Following any of those events, the conversion price and the number of shares issuable upon conversion of the Series 4-A Preferred Stock in effect immediately prior to those events will, concurrently with the effectiveness of those events, be proportionately decreased, increased or otherwise modified, as appropriate.

In addition, immediately upon the occurrence of the Liquidity Date, each share of Series 4-A Preferred Stock will automatically and without further action on our part be converted into the number of shares of common stock calculated in accordance with the formula described in the prior paragraph.

Restrictions on Certain Actions. So long as any shares of Series 4-A Preferred Stock remain outstanding, we may not, without the vote or written consent by the holders of a majority of the outstanding shares of Series 4-A Preferred Stock, voting together as a single class:

•	increase or decrease (other than to the extent that shares of Series 4-A Preferred Stock have been converted) the total number of authorized shares of Series 4-A Preferred Stock, or

•	amend our Certificate of Incorporation to change the rights, preferences, privileges or limitations of the Series 4-A Preferred Stock, or authorize, create or issue any class of capital stock ranking senior (in terms of dividends, liquidation preference or redemption) to, or pari passu with the Series 4-A Preferred Stock.

Preemptive Rights. Subject to the terms and conditions specified in the Certificate of Designations for the Series 4-A Preferred Stock, prior to the Liquidity Date, each holder of Series 4-A Preferred Stock also has a preemptive right with respect to future sales by us of any shares of, or securities convertible into or exchangeable or exercisable for any shares of, our common stock. These preemptive rights are not applicable to specific issuances identified in the Certificate of Designations, including:

•	the issuance or sale of shares of Series 4-A Preferred Stock in accordance with the Series 4-A Convertible Preferred Stock Purchase Agreement,

•	the issuance or sale pursuant to our 2001 Stock Option/Stock Issuance Plan of up to 18.5% of the shares of common stock (or options therefor) to employees, directors, officers and consultants for the primary purpose of soliciting or retaining their employment or services if such issuance is approved by the Board,

•	the issuance or sale pursuant to our Employee Stock Purchase Plan of up to seven million shares of common stock,

•	the issuance of securities pursuant to a Qualifying Offering,

•	the issuance of securities in connection with a bona fide business acquisition of or by us, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise,

•	the issuance or sale of stock, warrants or other securities or rights to persons or entities with which we have business or strategic relationships provided such issuances are for other than primarily equity financing purposes,

•	the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by our Board and not intended primarily for equity-financing purposes, or

•	the issuance of securities in connection with this exchange offer.

INFORMATION RELATED TO THE VSOURCE CAPITAL STOCK

As of September 15, 2004, there were 945,008 shares of Series 1-A Preferred Stock outstanding; 334,244 shares of Series 2-A Preferred Stock outstanding, and 17,364 shares of Series 4-A Preferred Stock outstanding. The Preferred Stock is not traded on any exchange and there is no trading market for the Preferred Stock.

Our common stock was quoted on the Nasdaq National Market until December 21, 2001, and is now quoted on the OTC Bulletin Board under the symbol “VSCE”. The following table presents, for the periods indicated, the high and low bid prices per share of our common stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. All prices have been adjusted to reflect our 20-to-1 reverse stock split which was effected on November 20, 2002.

Fiscal Year Ended January 31, 2004	High	Low
First Quarter	$0.65	$0.35
Second Quarter	0.51	0.25
Third Quarter (through October 8, 2004)	0.32	0.20

Fiscal Year Ended January 31, 2004	High	Low
First Quarter	$0.90	$0.75
Second Quarter	1.25	1.25
Third Quarter	0.67	0.67
Fourth Quarter	0.56	0.56

Fiscal Year Ended January 31, 2003	High	Low
First Quarter	$8.80	$2.80
Second Quarter	7.40	2.40
Third Quarter	3.20	2.00
Fourth Quarter	3.75	1.01

Shareholders

As of September 15, 2004, there were 887 stockholders of record of our common stock, 28 holders of our Series 1-A Preferred Stock, 9 holders of our Series 2-A Preferred Stock and 13 holders of our Series 4-A Preferred Stock.

REQUEST FOR WAIVER OF LIQUIDATION RIGHTS OF THE PREFERRED

STOCKHOLDERS

As described above under the heading “Summary Description of the Rights and Preferences of the Preferred Stock,” in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series 1-A, Series 2-A and Series 4-A Preferred Stock are entitled to receive a preference amount per share before distributions are made to holders of common stock. A liquidation, dissolution or winding up of the Company is deemed to include the acquisition of the Company or a sale of all or substantially all of the Company’s assets, unless, in each case, our stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity.

It is a condition to the completion of the exchange offer, that holders of a majority of the outstanding Series 1-A, Series 2-A and 4-A Preferred Stock, each voting as a separate class, must agree that the transactions described in this circular and the Information Statement, including our contribution of 100% of our ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of the Preferred Stock for Asia Common Shares, will not be a deemed liquidation, dissolution or winding up of the Company by executing the Consent, attached hereto as Exhibit A. If this consent is executed by a majority of each class of Preferred Stock, it will be binding on all holders of Preferred Stock, even if they do not execute the consent and do not participate in the exchange offer. By executing this consent you will be waiving preferential rights that you would otherwise have as a holder of Vsource Preferred Stock. See the section of the Information Statement with the caption “Risk Related to the Transaction—The Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock will waive any deemed liquidation in connection with the Transaction.”

VSOURCE, INC. SELECTED PRO FORMA FINANCIAL DATA

Proforma Financial information

The following unaudited proforma condensed financial information are presented for illustrative purposes only, giving effect to the following: (I) the transactions (“Transactions”) described under “Summary of the Transaction” as set out in the Information Statement and assuming that all the holders of the Series 1-A, 2-A and 4-A preferred stock exchange their shares for the common shares of Asia Holding Co.; and (II) the disposal of 100% of the equity interest in Vsource (Texas) Inc. (“Vsource Texas”), the principal subsidiary engaging in the Human Capital Management (“HCM”) business which was completed on July 1, 2004.

In respect of (I), the Transactions, based on the carrying value of assets and liabilities attributed to Asia Holding Co. on July 31, 2004, and the estimated costs and expenses incurred in connection with the Transactions, the Company expects that it will record (1) a gain on disposal of its interest in Asia Holding Co. in exchange for the redemption of Series 1-A, 2-A and 4-A preferred stock, and (2) an adjustment through accumulated deficit as a result of the redemption of the preferred stock in accordance with EITF Topic No. D-42, “The effect on the calculation of earnings per share for the redemption or induced conversion of preferred stock” (“Topic D-42”) and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”. In respect of (II), the consummation of the disposal of 100% of the equity interest in Vsource Texas on July 1, 2004 has resulted in a loss. The disposal of Vsource Texas constituted a discontinued operation pursuant to FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and has been disclosed as such in the unaudited consolidated financial statements for the three and six months ended July 31, 2004 included in Vsource’s Quarterly Report on Form 10-Q filed on September 13, 2004.

The following unaudited pro forma financial information is filed with this Exchange Offer and Consent Solicitation Circular:

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 2004;

•	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months and six months ended July 31, 2004; and

•	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the years ended January 31, 2004, 2003 and 2002.

The pro forma financial information represents, in the opinion of management, all adjustments necessary to present Vsource’s pro forma results of operations and financial position in accordance with Article 11 of the United States Securities and Exchange Commission (“SEC”) Regulation S-X and is based upon available information and certain assumptions considered reasonable under the circumstances.

The pro forma condensed consolidated financial statements should be read in conjunction with Vsource’s unaudited condensed consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months and six months ended July 31, 2004 and audited consolidated financial statements and notes thereto included in Vsource’s Annual Report on Form 10-K for the year ended January 31, 2004. The pro forma information may not necessarily be indicative of what Vsource’s financial position or results of operations would have been had the transactions been in effect as of and for the periods presented, nor is such information necessarily indicative of Vsource’s results of operations or financial position for any future period or date.

The Information Statement which accompanies this circular was originally mailed to all Vsource stockholders on September 1, 2004 and contains certain pro forma information for Vsource, under the heading “Vsource, Inc. Selected Pro Forma Financial Data”. After mailing the Information Statement we discovered that a mathematical error had been made when calculating the fair value of Vsource’s interest in Vsource Asia. This error resulted in the pro forma “gain on disposal” being overstated by approximately $2.3 million and the pro forma “deemed dividend” being understated by the same amount. Since these two pro forma adjustments both impact shareholders’ equity and also offset each other, this error did not affect the final Pro Forma Balance Sheet. Furthermore, the error has no impact on the amount of cash or liabilities Vsource will retain after completing these transactions. However, in order to provide you with pro forma financial information that is current and that correctly calculates these amounts, we have included the following new pro forma financial information for Vsource. Please review the Vsource pro forma financial information contained in this circular and do not rely on the pro forma financial information for Vsource contained in the Information Statement under the heading “Vsource, Inc. Selected Pro Forma Financial Data”. This mathematical error did not affect the financial information for Vsource Asia that was provided in the Information Statement or any of the other information contained in the Information Statement.

VSOURCE, INC.

Pro Forma Condensed Consolidated Balance Sheet

(in thousands, except shares and per share data)

The following table shows the unaudited pro forma condensed consolidated balance sheet as at July 31, 2004 as if the Transactions had taken place on July 31, 2004:

	(I) The Transactions
	Historical (1)	Proforma adjustments		Proforma (I)
ASSETS
Current assets:
Cash and cash equivalents	$4,279	$(857	)(2)	$3,422
Restricted cash	329	(245	)(2)	84
Accounts receivable, net	1,933	(1,793	)(2)	140
Prepaid expenses	283	(160	)(2)	123
Inventories	160	(160	)(2)	—
Other current assets*	2,053	(474	)(2)	1,379
		(200	)(2)
Promissory note	46	—		46

Total current assets	9,083	(3,889)		5,194
Property and equipment, net	3,420	(3,360	)(2)	60
Restricted cash, non-current	599	(348	)(2)	251

Total assets	$13,102	$(7,597)		$5,505

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,628	$(1,526	)(2)	$102
Accrued expenses	2,355	(1,367	)(2)	1,338
		350	(2)
Staff accruals	744	(607	)(2)	137
Advances from customers—current	316	(315	)(2)	1
Tax payable	134	(19	)(2)	155
		40	(2)

Total current liabilities	5,177	(3,444)		1,733

Minority interest	1,395	(1,395	)(2)	—

Non-redeemable preferred stock:
Preferred stock Series 1-A	2,326	(2,326	)(3)	—
Preferred stock Series 2-A	2,028	(2,028	)(3)	—

	4,354	(4,354)		—

Redeemable preferred stock:
Preferred stock Series 4-A	21,555	(21,555	)(3)	—

Total preferred stock	25,909	(25,909)		—

Shareholders’ equity (deficit):
Common stock	20	—		20
Additional paid-in-capital	86,554	(19,377	)(3)	67,177
Accumulated deficit	(105,782)	12,915	(2)	(63,387)
		29,480	(3)
Other comprehensive income	(171)	133	(2)	(38)

Total shareholders’ equity (deficit)	(19,379)	23,151		3,772

Total liabilities, preferred stock and shareholders’ equity (deficit)	$13,102	$(7,597)		$5,505

*	including a receivable from Vsource Asia of $1.2 million.

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the six months ended July 31, 2004, as if (I) the Transactions had taken place and (II) the Transactions and the disposal of Vsource Texas ; in both cases as if they had taken place on February 1, 2001:

	(I) The Transactions				(II) Disposal of Vsource Texas
	Historical (1)	Pro forma adjustments		Pro forma (I)	Proforma Adjustments		Pro forma (II)
Revenue from
Services	$8,009	$(7,847	)(5)	$162	$—		$162
Products	724	(724	)(5)	—	—		—

	8,733	(8,571)		162	—		162

Cost and expenses:
Cost of revenue from
Services	5,137	(5,133	)(5)	4	—		4
Products	591	(591	)(5)	—	—		—

	5,728	(5,724)		4	—		4

Selling, general and administrative expenses	5,367	(4,783	)(5)	584	—		584
Research and development expenses	—	—		—	—		—
Expenses related to terminated merger with TEAM America	—	—		—	—		—
Amortization of stock-based compensation	—	—		—	—		—
Impairment of long-lived assets	—	—		—	—		—
Insurance proceeds in respect of loss of inventory	—	—		—	—		—

Total costs and expenses	11,095	(10,507)		588	—		588

Operating income/(loss)	(2,362)	1,936	(5)	(426)	—		(426)
Interest income	4	—		4	—		4
Interest expense	(2)	—		(2)	—		(2)
Gain on disposal of investments	7,611	(7,611	)(5)	—	—		—
Non-cash beneficial conversion feature expense	—	—		—	—		—
Loss on extinguishment of debt	—	—		—	—		—

	5,251	(5,675)		(424)	—		(424)
Minority interest	253	(253	)(5)	—

Profit /(loss) before tax	5,504	(5,928)		(424)	—		(424)
Tax	(118)	118	(5)	—	—		—

Net profit / (loss) from continuing operations	5,386	(5,810)		(424)	—		(424)

Discontinued operations
Loss from discontinued operations	(1,148)	—		(1,148)	1,148	(7)	—

Net profit/(loss) after taxation	4,238	(5,810)		(1,572)	1,148		(424)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(7,034)	7,034	(5)	—	—		—

Net profit/(loss) available to common shareholders	$(2,796)	$1,224		$(1,572)	$1,148		$(424)

Basic and diluted weighted average number of common shares outstanding	2,026			2,026			2,026

Basic and diluted earnings/(loss) per share from continuing operations	$(0.81)			$(0.21)			$(0.21)
Basic and diluted earnings/(loss) per share from discontinued operations	(0.57)			(0.57)			—

Total basic and diluted earnings/ (loss) per share	$(1.38)			$(0.78)			$(0.21)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the three months ended July 31, 2004, as if (I) the Transactions had taken place and (II) the Transactions and the disposal of Vsource Texas ; in both cases as if they had taken place on February 1, 2001:

	(I) The Transactions				(II) Disposal of Vsource Texas
	Historical (1)	Pro forma adjustments		Pro forma (I)	Proforma Adjustments		Pro forma (II)
Revenue from
Services	$3,756	$(3,648	)(5)	$108	$—		$108
Products	308	(308	)(5)	—	—		—

	4,064	(3,956)		108	—		108

Cost and expenses:
Cost of revenue from
Services	2,428	(2,428	)(5)	—	—		—
Products	248	(248	)(5)	—	—		—

	2,676	(2,676)		—	—		—

Selling, general and administrative expenses	2,779	(2,510	)(5)	269	—		269
Research and development expenses	—	—		—	—		—
Expenses related to terminated merger with TEAM America	—	—		—	—		—
Amortization of stock-based compensation	—	—		—	—		—
Impairment of long-lived assets	—	—		—	—		—
Insurance proceeds in respect of loss of inventory	—	—		—	—		—

Total costs and expenses	5,455	(5,186)		269	—		269

Operating income/(loss)	(1,391)	1,230		(161)	—		(161)
Interest income	4	—		4	—		4
Interest expense	—	—		—	—		—
Gain on disposal of investments	—	—		—	—		—
Non-cash beneficial conversion feature expense	—	—		—	—		—
Loss on extinguishment of debt	—	—		—	—		—

	(1,387)	1,230		(157)	—		(157)
Minority interest	218	(218	)(5)	—

Profit /(loss) before tax	(1,169)	1,012		(157)	—		(157)
Tax	4	(4	)(5)	—	—		—

Net profit / (loss) from continuing operations	(1,165)	1,008		(157)	—		(157)

Discontinued operations
Loss from discontinued operations	(486)	—		(486)	486	(7)	—

Net profit/(loss) after taxation	(1,651)	1,008		(643)	486		(157)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(3,623)	3,623	(5)	—	—		—

Net profit/(loss) available to common shareholders	$(5,274)	$4,631		$(643)	$486		$(157)

Basic weighted average number of common shares outstanding	2,026			2,026			2,026

Basic and diluted earnings/(loss) per share from continuing operations	$(2.36)			$(0.08)			$(0.08)
Basic and diluted earnings/(loss) per share from discontinued operations	(0.24)			(0.24)			—

Total basic and diluted earnings/ (loss) per share	$(2.60)			$(0.32)			$(0.08)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended January 31, 2004, as if (I) the Transactions had taken place and (II) the Transactions and the disposal of Vsource Texas; in both cases as if they had taken place on February 1, 2001:

	Reclassification			(I) The Transactions				(II) Disposal of Vsource Texas
	Historical (4)	Reclassification		Historical after reclassification	Pro forma adjustments		Pro forma (I)	Pro forma adjustments		Pro forma (II)
Revenue from
Services	$16,254	$(71	)(6)	$16,183	$(16,034	)(5)	$149	$—		$149
Products	2,044	—		2,044	(2,044	)(5)	—	—		—

	18,298	(71)		18,227	(18,078)		149	—		149

Cost and expenses:
Cost of revenue from
Services	9,903	(240	)(6)	9,663	(9,653	)(5)	10	—		10
Products	1,576	—		1,576	(1,576	)(5)	—	—		—

	11,479	(240)		11,239	(11,229)		10	—		10

Selling, general and administrative expenses	16,638	(434	)(6)	16,204	(12,513	)(5)	3,691	—		3,691
Research and development expenses	—	—		—	—		—	—		—
Expenses related to terminated merger with TEAM America	1,467	—		1,467	—		1,467	—		1,467
Amortization of stock-based compensation	94	—		94	(41	)(5)	53	—		53
Impairment of long-lived assets	—	—		—	—		—	—		—
Insurance proceeds in respect of loss of inventory	—	—		—	—		—	—		—

Total costs and expenses	29,678	(674)		29,004	(23,783)		5,221	—		5,221

Operating income /(loss)	(11,380)	603		(10,777)	5,705		(5,072)	—		(5,072)

Interest income	33	—		33	(2	)(5)	31	—		31
Interest expense	—	—		—	—		—	—		—
Gain on disposal of investments	—	—		—	—		—	—		—
Non-cash beneficial conversion feature expense	—	—		—	—		—	—		—
Loss on extinguishment of debt	—	—		—	—		—	—		—

	(11,347)	603		(10,744)	5,703		(5,041)	—		(5,041)
Minority interest	—	—		—	—		—	—		—

Profit/ (loss) before tax	(11,347)	603		(10,744)	5,703		(5,041)	—		(5,041)
Tax	(22)	—		(22)	22	(5)	—	—		—

Net profit /(loss) from continuing operations	(11,369)	603		(10,766)	5,725		(5,041)	—		(5,041)

Discontinued operations
Loss from discontinued operations	—	(603)		(603)	—		(603)	603	(7)	—

Net profit/(loss) after taxation	(11,369)	—		(11,369)	5,725		(5,644)	603		(5,041)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(11,877)	—		(11,877)	11,877		—	—		—

Net profit/(loss) available to common shareholders	$(23,246)	$—		$(23,246)	$17,602		$(5,644)	$603		$(5,041)

Basic and diluted weighted average number of common shares outstanding	1,914			1,914			1,914			1,914

Basic and diluted earnings/ (loss) per share from continuing operations	$(12.15)			$(11.83)			$(2.63)			$(2.63)
Basic and diluted earnings/ (loss) per share from discontinued operations	—			(0.32)			(0.32)			—

Total basic and diluted earnings/ (loss) per share	$(12.15)			$(12.15)			$(2.95)			$(2.63)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended January 31, 2003, as if the Transactions had taken place on February 1, 2001:

	Historical (4)	Pro forma adjustments		Pro forma
Revenue from
Services	$25,462	$(25,462	)(5)	$—
Products	1,084	(1,084	)(5)	—

	26,546	(26,546)		—

Cost and expenses:
Cost of revenue from
Services	12,404	(12,388	)(5)	16
Products	832	(832	)(5)	—

	13,236	(13,220)		16

Selling, general and administrative expenses	15,561	(11,659	)(5)	3,902
Research and development expenses	—	—		—
Expenses related to terminated merger with TEAM America	—	—		—
Amortization of stock-based compensation	963	(413	)(5)	550
Impairment of long-lived assets	—	—		—
Insurance proceeds in respect of loss of inventory	(464)	464	(5)	—

Total costs and expenses	29,296	(24,828)		4,468

Operating income/(loss)	(2,750)	(1,718)		(4,468)
Interest income	72	—		72
Interest expense	(584)	—		(584)
Gain on disposal of investments	—	—		—
Non-cash beneficial conversion feature expense	(1,727)	—		(1,727)
Loss on extinguishment of debt	(6,838)	—		(6,838)

	(11,827)	(1,718)		(13,545)
Minority interest	—	—		—

Profit/(loss) before tax	(11,827)	(1,718)		(13,545)
Tax	—	—		—

Net profit/(loss) from continuing operations	(11,827)	(1,718)		(13,545)

Discontinued operations
Loss from discontinued operations	—	—		—

Net profit/(loss) after taxation	(11,827)	(1,718)		(13,545)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	6,526	(6,526	)(5)	—

Net profit/(loss) available to common shareholders	$(5,301)	$(8,244)		$(13,545)

Basic and diluted weighted average number of common shares outstanding	1,734			1,734

Basic and diluted earnings/(loss) per share from continuing operations	$(3.06)			$(7.81)
Basic and diluted earnings/(loss) per share from discontinued operations	—			—

Total basic and diluted earnings/(loss) per share	$(3.06)			$(7.81)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended January 31, 2002, as if the Transactions had taken place on February 1, 2001:

	Historical (4)	Pro forma adjustments		Pro forma
Revenue from
Services	$9,940	$(9,940	)(5)	$—
Products	2,772	(2,772	)(5)	—

	12,712	(12,712)		—

Cost and expenses:
Cost of revenue from
Services	6,159	(6,142	)(5)	17
Products	2,631	(2,631	)(5)	—

	8,790	(8,773)		17

Selling, general and administrative expenses	11,171	(6,508	)(5)	4,663
Research and development expenses	2,269	—		2,269
Expenses related to terminated merger with TEAM America
Amortization of stock-based compensation	3,116	(1,060	)(5)	2,056
Impairment of long-lived assets	4,079	—		4,079
Insurance proceeds in respect of loss of inventory	—	—		—

Total costs and expenses	29,425	(16,341)		13,084

Operating income /(loss)	(16,713)	3,629		(13,084)
Interest income	127	—		127
Interest expense	(694)	—		(694)
Gain on disposal of investments	—	—		—
Non-cash beneficial conversion feature expense	(2,824)	—		(2,824)
Loss on extinguishment of debt	(340)	—		(340)

	(20,444)	3,629		(16,815)
Minority interest	—	—		—

Profit /(loss) before tax	(20,444)	3,629		(16,815)
Tax	—	—		—

Net profit / (loss) from continuing operations	(20,444)	3,629		(16,815)

Discontinued operations
Loss from discontinued operations	—	—		—

Net profit /(loss) after taxation	(20,444)	3,629		(16,815)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(2,095)	2,095	(5)	—

Net profit /(loss) available to common shareholders	$(22,539)	$5,724		$(16,815)

Basic and diluted weighted average number of common shares outstanding	1,080			1,080

Basic and diluted earnings /(loss) per share from continuing operations	$(20.87)			$(15.57)
Basic and diluted earnings /(loss) per share from discontinued operations	—			—

Total basic and diluted earnings /(loss) per share	$(20.87)			$(15.57)

VSOURCE, INC.

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information

Basis of Presentation

The above unaudited pro forma condensed consolidated financial statements present financial information for Vsource, Inc. giving effect to the following:

(I) the transactions as described under “Summary of the Transaction” in the “Summary Term Sheet” (the “Transactions”) as set out in the Information Statement, which is comprised of three key steps:

1. The formation by Vsource, of Asia Holding Co. and the transfer of all 177,567 Vsource Asia shares held by Vsource (the “Transfer Assets”) to Asia Holding Co. as an intermediary special purpose holding company;

2. The offer by Vsource to preferred shareholders to redeem preferred shares for common shares of Asia Holding Co. (the “Exchange Offer”); and

3. A simultaneous cash offer by Symphony to purchase all, but no less than 75%, of the shares in Asia Holding Co. owned by Vsource, or by preferred shareholders who accept the Exchange Offer (the “Symphony Offer”).

(II) the disposal of 100% equity interest in Vsource Texas, which was consummated on July 1, 2004.

The unaudited pro forma condensed consolidated balance sheet as at July 31, 2004 is presented as if the Transactions occurred on that date and that all the Series 1-A, 2-A and 4-A preferred shareholders have accepted the Exchange Offer. The unaudited pro forma condensed consolidated statements of operations for the three and six months ended July 31, 2004 and for the years ended January 31, 2004, 2003 and 2002 are presented as if the Transactions had occurred on February 1, 2001.

For the periods presented, Vsource, Inc. incurred certain corporate costs including costs of being an SEC registrant such as legal and other professional costs, remuneration of management and personnel supporting corporate activities of Vsource, Inc and certain other central corporate costs. Costs directly related to being an SEC registrant including costs related to raising capital have not been allocated to the businesses being disposed as it is difficult to determine a meaningful basis for such an allocation and the majority of such costs would not have been incurred by the businesses had they operated as independent non SEC registered entities during the periods presented. Remuneration of corporate personnel and other relevant corporate costs have been allocated to the businesses being disposed based on the estimated percentage of time directly spend on the affairs of the businesses disposed of by such management and personnel.

Vsource, Inc. incurred $ 1.46 million in expenses related to a terminated merger with TEAM America in the year ended January 31, 2004. Subsequent to this terminated merger, Vsource, Inc. set up Vsource Texas which provides human capital management services similar to those provided by TEAM America. The costs of the terminated merger were not allocated to Vsource Texas as this business was established by Vsource, Inc. subsequent the terminated merger.

Notes to unaudited Pro Forma Financial Information

Proforma adjustments (I) give effect to the Transactions which are described as follows:

(1) Reflects historical amounts derived from Vsource unaudited condensed consolidated financial statements included in the Company’s quarterly report on Form 10-Q for the three and six months ended July 31, 2004.

VSOURCE, INC.

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

(2) Reflects the transfer of Vsource’s 61.2% interest in Vsource Asia to Asia Holding Co., a special purpose holding company wholly owned by Vsource, and acceptance by the Series 1-A, 2-A and 4-A preferred stockholders of the offer by the Company to exchange the common shares of Asia Holding Co., in consideration for the redemption of the Series 1-A, 2-A and 4-A preferred shares. All assets and liabilities of Vsource Asia have been removed from the unaudited balance sheet of Vsource Asia at July 31, 2004. The gain realized by the Company associated with the Exchange results in a reduction to the accumulated deficit in the unaudited pro forma balance sheet at July 31, 2004 as calculated below.

For pro forma purposes, the gain has been calculated based on the carrying value of the assets and liabilities of Vsource Asia as of July 31, 2004 and the consideration for the disposal is based on the value of the cash offer by Symphony to purchase the shares in Asia Holding Co. prior to its disposal. The actual gain will be calculated at the closing date based the final acceptance rate by the Preferred Shareholders of the Exchange.

(in thousands)
Cash and cash equivalents	$857
Restricted cash	245
Accounts receivable, net	1,793
Prepaid expenses	160
Inventories	160
Other current assets	474

Current assets	3,689
Property and equipment, net	3,360
Restricted cash, non-current	348

Accounts payable	(1,526)
Accrued expenses	(1,367)
Staff accruals	(607)
Advanced from customers—current	(315)
Tax payable	(19)

Current liabilities	(3,834)

Net assets	3,563

Comprehensive income	133
Minority interest	(1,395)

Net book value of Vsource’s interest in Vsource Asia	2,301
Consideration:
Fair value of Vsource’ interest in Vsource Asia	15,806
Income tax expense	(40)
Estimated additional transaction expense
Included in other current assets	(200)
Included in accrued expenses	(350)

Gain on disposal of interest in Vsource Asia	$12,915

(3) Assuming full redemption of the Series 1-A, 2-A and 4-A preferred stock for Vsource’s interest in Asia Holding Co. For pro forma purposes, the carrying value of the preferred stock as of July 31, 2004, plus the amount previously recognized in the additional paid-in capital for the beneficial conversion feature associated with the preferred stock, was eliminated. A deemed dividend was recognized based on the

VSOURCE, INC.

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

difference between these carrying values and the value of Vsource’s interest in Asia Holding Co. (see note (2) above). The deemed dividend of $29,480,000 was directly credited to the accumulated deficit and was calculated as follows:

		(in thousands)
Carrying value of Asia Holding Co.		$15,806
Less:
Series 1-A preferred stock	$2,326
Series 2-A preferred stock	2,028
Series 4-A preferred stock	21,555
Beneficial conversion feature	19,377	45,286

Deemed dividend credited to accumulated deficit		$29,480

The actual deemed dividend will be calculated at the closing date based the final acceptance rate by the Preferred Shareholders of the Exchange.

(4) Reflects historical amounts were derived from audited financial statements included in Vsource’s Annual Report on Form 10-K for the year ended January 31, 2004.

(5) Reflects the removal of the results of operations of Vsource Asia for the periods presented, including an allocation of costs incurred by Vsource pertaining to Vsource Asia’s operations, the details of which were as follows:

(in thousands)	For the six months ended July 31, 2004	For the three months ended July 31, 2004	For the year ended January 31, 2004	For the year ended January 31, 2003	For the year ended January 31, 2002
Revenue from (note a)
Services	$7,847	$3,648	$16,034	$25,462	$9,940
Products	724	308	2,044	1,084	2,772

	8,571	3,956	18,078	26,546	12,712

Cost and expenses:
Cost of revenue from (note a)
Services	5,133	2,428	9,653	12,388	6,142
Products	591	248	1,576	832	2,631

	5,724	2,676	11,229	13,220	8,773
Selling, general and administrative expenses (note a)	4,783	2,510	12,513	11,659	6,508
Research and development expenses	—	—	—	—	—
Expenses related to terminated merger with TEAM America	—	—	—	—	—
Amortization of stock-based compensation	—	—	41	413	1,060
Impairment of long-lived assets	—	—	—	—	—
Insurance proceeds in respect of loss of inventory	—	—	—	(464)	—

Total costs and expenses	10,507	5,186	23,783	24,828	16,341

Operating income/(losses)	(1,936)	(1,230)	(5,705)	1,718	(3,629)
Interest income	—	—	2	—	—
Interest expense	—	—	—	—	—
Gain on disposal of investments (note b)	7,611	—	—	—	—
Non-cash beneficial conversion feature expense	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—

	5,675	(1,230)	(5,703)	1,718	(3,629)
Minority interest (note b)	253	218	—	—	—

Profit/ (loss) before tax	5,928	(1,012)	(5,703)	1,718	(3,629)
Tax (note c)	(118)	4	(22)	—	—

Net profit/ (loss)	$5,810	$(1,008)	$(5,725)	$1,718	$(3,629)

Credit arising on Exchange and deemed non-cash dividend to preferred shareholders (noted)	$(7,034)	$(3,623)	$(11,877)	$6,526	$(2,095)

VSOURCE, INC.

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

Notes:

a)	Reversal of the following: (i) sales and costs of sales associated with the contracts pertaining to Vsource Asia as well as selling, general and administrative expenses for all periods presented; and (ii) revenue, cost of sales as well as selling, general and administrative expenses originally recorded in other entities within Vsource, which were allocated to Vsource Asia based on the number of headcount working for Vsource Asia during the periods presented. Specifically, for the year ended January 31, 2002, certain of these contracts were originally signed by another company within Vsource, but such contracts were novated to become Vsource Asia’s contracts during the year ended January 31, 2003.

(in thousands)	For the six months ended July 31, 2004	For the three months ended July 31, 2004	For the year ended January 31, 2004	For the year ended January 31, 2003	For the year ended January 31, 2002
Revenue	$—	$—	$29	$—	$12,674
Cost of revenue	19	—	1	91	7,411
Selling, general and administrative expenses	866	485	3,867	4,408	4,111

b)	Reversal of gain on disposal of investment in Vsource Asia and share of minority interest in Vsource Asia during the six months ended July 31, 2004, as on a proforma basis, Vsource Asia had never been part of Vsource.

c)	Reversal of tax expense which represented the following:

i. For the six months ended July 31, 2004, the amount of tax expense of Vsource arising on the gain on disposal of investment in Vsource Asia.

ii. For the three months ended July 31, 2004 and for the year ended January 31, 2004, the amount of tax expense pertaining to entities owned by Vsource Asia.

d)	Reversal of credit arising from the exchange and deemed non-cash dividend to preferred shareholders as no such deemed dividend could be resulted as on a pro forma basis such preferred stock was redeemed effective February 1, 2001.

The unaudited pro forma condensed consolidated statements of operations do not reflect the impact of the following resulting from the Transactions:

•	Gain on exchange of interest in Asia Holding Co. of $12,915,000 for redemption of preferred stock;

•	Estimated transaction expenses relating to the Transactions of $550,000; and

•	Estimated income tax expense arising from the Transactions of $40,000.

As described in (2) above, these pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of July 31, 2004.

VSOURCE, INC.

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information—(Continued)

(6) Reflects reclassification of results of operations of Vsource Texas for the year ended January 31, 2004, including an allocation of costs incurred by Vsource pertaining to Vsource Texas’ operations, as loss from discontinued operations to conform to the pro forma condensed consolidated results of operations for the three and six months ended July 31, 2004. The details are as follows:

For the year ended January 31, 2004
(in thousands)
Revenue from
Services	$71

Cost and expenses:
Cost of revenue from
Services	(240)

Selling, general and administrative expenses	(434)

Total costs and expenses	(674)

Loss before tax	(603)
Tax	—

Net loss	$(603)

Proforma adjustments (II) give effect to the disposal of the 100% equity interest in Vsource Texas which are described as follows:

(7) Reflects the removal of the losses from discontinued operations which resulted from the disposal of 100% interest in Vsource Texas by Vsource on July 1, 2004. The loss from discontinued operations consisted of the following ( in thousands) :

	For the six months ended July 31, 2004	For the three months ended July 31, 2004	For the year ended January 31, 2004
(in thousands)
Operating loss	$986	$324	$603

Loss on disposal of interest in Vsource Texas	162	162	—

Loss from discontinued operations	$1,148	$486	$603

Unaudited Pro Forma Comparative Per Share Data

In the table below we have provided you with the historical per share information for Vsource common stock and pro forma per share information for the period ended July 31, 2004. We have assumed for purposes of the pro forma information that the Transactions were completed on July 31, 2004 for income statement purposes and for balance sheet purposes.

	Vsource Historical	Vsource Pro forma
Book value per share as of July 31, 2004	$(9.57)	$1.86
Loss per share from continuing operations for the six months period ended July 31, 2004	$(0.81)	$(0.21)
Loss per share from discontinued operations for the six months period ended July 31, 2004	$(0.57)	—
Loss per share from continuing operations for the three months period ended July 31, 2004	$(2.36)	$(0.08)
Loss per share from discontinued operations for the three months period ended July 31, 2004	$(0.24)	—

It is important that when you read this information you also read the financial information included and incorporated by reference into this document. You should not rely on the unaudited pro forma financial information as an indication of the results of operation or financial position that would have been achieved if the Transactions had taken place on the dates indicated. We have not declared or paid any cash dividends on any of our shares during the periods shown above.

VSOURCE ASIA BERHAD SELECTED PRO FORMA FINANCIAL DATA

Condensed Combined Statements of Operations

(In Thousands)

The following table shows the unaudited combined condensed results of operations for the Vsource Asia Berhad for the three and six months months ended July 31, 2004 and the years ended January 31, 2004, 2003 and 2002. This financial information may not necessarily be indicative of what Vsource Asia Berhad’s results of operations would have been had Vsource Asia Berhad operated independently during the periods presented nor is such information necessarily indicative of Vsource Asia Berhad’s results of operations for any future period.

	Six months Ended July 31, 2004	Three months Ended July 31, 2004	Year Ended January 31,
			2004	2003	2002
Revenue from
Services	$7,847	$3,648	$16,154	$25,453	$—
Products	724	308	2,044	1,084	—
Management revenue from other entities within Vsource	228	93	—	—	11,002

	8,799	4,049	18,198	26,537	11,002

Cost and expenses:
Cost of revenue from
Services	5,114	2,428	9,589	11,832	2,931
Products	591	248	1,576	832	—

	5,705	2,676	11,165	12,664	2,931

Selling, general and administrative expenses	3,950	2,025	8,669	8,038	4,207
Reimbursement of expenses (from) /to other entities within Vsource	(84)	(84)	(3,393)	464	—

Total costs and expenses	9,571	4,617	16,441	21,166	7,138

(Loss)/Profit before tax	(772)	(568)	1,757	5,371	3,864
Tax	4	4	(22)	—	143

Net (loss)/ profit	$(768)	$(564)	$1,735	$5,371	$4,007

Vsource Asia Berhad Condensed Combined Balance Sheet

(in thousands)

The following table shows the unaudited combined condensed balance sheet as at July 31, 2004 of Vsource Asia Berhad. This unaudited combined condensed balance sheet may not necessarily be indicative of what Vsource Asia Berhad’s financial position would have been had Vsource Asia Berhad operated independently during the periods prior to July 31, 2004 nor is such information necessarily indicative of Vsource Asia Berhad’s financial position for any future date.

July 31, 2004
Current assets:
Cash and cash equivalents	$857
Restricted cash	245
Accounts receivable, net	1,793
Prepaid expenses	160
Inventories	160
Other current assets	1,689

Total current assets	4,904

Property and equipment, net	3,360

Restricted cash, non-current	348

Total assets	$8,612

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,526
Payable to Vsource	1,215
Accrued expenses	1,367
Staff accruals	607
Advances from customers—current	315
Tax payable	19

Total current liabilities	5,049

Shareholders’ equity:
Common stock	76
Retained earnings	3,620
Other comprehensive loss	(133)

Total shareholders’ equity	3,563

Total liabilities, preferred stock and shareholders’ equity	$8,612

TERMINATION OF REGISTRATION RIGHTS AGREEMENT AND STOCKHOLDERS AGREEMENT

The following is a summary of the principal terms of the Registration Rights Agreement and Stockholders Agreement. This summary is qualified in its entirety by reference to the complete text of these agreements which were filed as Exhibits to our Form 8-K filed with the SEC on October 28, 2002.

Please see “Where You Can Find More Information” above for an explanation on how you can obtain a copy of that report and those exhibits. You are urged to read these agreements carefully and in their entirety.

Summary of Registration Rights Agreement

All securities offered and sold in the United States must either be registered with the SEC or be subject to an exemption from registration. The Series 4-A Preferred Stock was offered privately in reliance on an exemption from registration and it, and the shares of common stock issuable upon conversion of the Series 4-A Preferred Stock, may be resold by its holders only pursuant to an effective registration statement or pursuant to another exemption. The purpose of the Registration Rights Agreement is to allow certain stockholders to compel us to register their shares of issuable common stock for public resale, subject to the limitations and conditions set forth in that agreement.

The Registration Rights Agreement provides certain holders of our Series 4-A Preferred Stock three types of registration which are commonly known as long-form, short-form and piggy-back registration, each described below.

Long-form Registration. If we receive a written request from the holders (other than Phillip Kelly (our Chief Executive Officer), Dennis Smith (our Chief Financial Officer) or John Cantillon (our Chief Operating Officer at that time)) of 15% or more of the registrable securities then outstanding that we file a registration statement covering at least 5% of our total outstanding share capital on a fully diluted basis, then we will promptly, and in no event later than 15 days thereafter, give notice to all parties to the Registration Rights Agreement. Thereafter, we will use our best efforts to effect the registration of all registrable securities that the parties have requested to be included. If the parties which initiated the request so desire, the offering will be underwritten, and the underwriter shall be selected by the Company and the holders requesting the registration which hold a majority of the registrable securities that are to be included in the registration. If the underwriters deem it appropriate for marketing reasons, we can reduce the number of shares included by each party in the registration statement on a pro rata basis, subject to certain limitations. This long-form registration is not available in certain circumstances.

Short-Form Registration. If we receive a written request from the holders of 15% or more of the registrable Preferred Stock then outstanding that we file a registration statement on Form S-3, then we will promptly, and in no event later than 15 days thereafter, give notice to all parties to the Registration Rights Agreement. Thereafter, we will use our best efforts to effect the registration of all registrable Preferred Stock that the parties have requested to be included. However, we are not required to effect this registration in certain circumstances.

Both long-form and short-form registrations may be withdrawn by a majority in interest of the holders who first requested the registration prior to the time the registration becomes effective or is otherwise finalized and approved. However, no registration statement may be withdrawn if the offering meets the minimum requirements for registration and one or more of the holders who first requested the registration wish it to continue.

Piggyback Registration. If we propose to register any of our stock (excluding certain stock such as stock issued in connection with an option plan or corporate reorganization), we will give each party to the Registration Rights Agreement notice of that registration and will use our best efforts to register the registrable Preferred Stock requested to be included by the parties. We may terminate or withdraw any such company-initiated registration at any time prior to its effectiveness, but the expenses of a withdrawn company-initiated registration will be borne by us.

Summary of Stockholders Agreement

Certain of our Series 4-A Preferred Stockholders are party to the Stockholders Agreement. Pursuant to the Stockholders Agreement the parties agreed to certain restrictions on the transfer of the shares subject to the Stockholders Agreement, drag-along rights, a put option and certain limitations on the actions or the Board of Directors and the Officers of the Company, in addition to various other provisions, described below.

Restrictions on Transfer. The Stockholders Agreement provides for a right of first refusal whereby parties to the Stockholders Agreement (“Holders”) who desire to transfer their shares that are subject to the Stockholders Agreement (the “Shares”) to a third party must first offer those Shares to the non-transferring Holders and provides a separate right of co-sale whereby non-transferring Holders may sell their Shares to the third party.

Drag Along Rights. Subject to the terms and conditions set forth in the Stockholders Agreement, if at any time prior to a specified time a proposal for a sale or other acquisition of all or at least 90% of the Shares then owned by all Holders to any third party in connection with certain sales has been approved by:

•	our Board of Directors,

•	the holders of a sufficient amount of our outstanding share capital required to approve a sale of all or substantially all of our assets under our charter documents and Delaware law, and

•	the holders of a sufficient amount of Series 4-A Preferred Stock required to approve a sale of all or substantially all of our assets under our charter documents,

then the Holders who approved the sale may require all other Holders to sell their shares in the proposed transaction.

Restrictions on Certain Corporate Actions. So long as any shares of Series 4-A Preferred Stock are outstanding and prior to a specified time, we will not, amongst other limitations, without first obtaining the approval of CDPQ, so long as it remains a Holder, and at least a majority in interest of all the other Holders:

(1) increase the size of our Board of Directors to a number of members in excess of seven,

(2) with exceptions, sell or dispose of all or substantially all of our assets or any of our assets with a book value in excess of $250,000 in respect of any one transaction or in excess of an aggregate of $500,000 in any one financial year,

(3) with exceptions, increase, reduce, split, consolidate (reverse split) or cancel our authorized or issued share capital, issue or grant any option over any shares or Preferred Stock convertible into or exchangeable for shares of common stock or issue or grant any other option over our unissued share capital, or list our common stock on any stock exchange,

(4) with exceptions, terminate or approve the hiring or termination of our, and chief executive officer, chief financial officer, chief operating officer or president, and

(5) cease any material business in which we or our subsidiaries are currently involved, materially change any of such businesses or materially engage in any business other than those businesses (we will be deemed, without limitation, to have “materially engaged” in a business if we invest more than US$250,000 in the aggregate in such business).

Restrictions on Certain Board Actions. So long as any shares of Series 4-A Preferred Stock are outstanding and prior to a specified date, we will not, amongst other limitations, without first obtaining the approval of at least a majority vote of our Board of Directors which must include the affirmative vote of the person nominated by CDPQ, so long as CDPQ remains a Holder:

(1) with exceptions, borrow or raise any sum of money from any source in excess of $5,000,000 or issue our securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions not intended primarily for equity-financing purposes,

(2) with exceptions, acquire or dispose of any interest in any other company, corporation, partnership, or business or incorporate or establish any other company, corporation, partnership or business,

(3) make any loan or advance or give any credit (other than trade credit) other than in the ordinary course of business,

(4) give any guarantee or indemnity to secure the liabilities or obligations of any person, firm or corporation exceeding in the aggregate the sum of $5,000,000 at any one time,

(5) do, permit or suffer to be done any act or thing whereby we or any of our subsidiaries may be wound up, dissolved or liquidated (whether voluntarily or compulsorily),

(6) with exceptions, enter into any contracts above the sum of $1,000,000 which are of a nature outside the ordinary course of business in respect of any one transaction,

(7) adopt or revise any proposed budget or our revolving three-year business plan,

(8) acquire any investment or incur any capital commitment not stated in the budget in excess of $250,000 at any time in respect of any one transaction or in excess of $500,000 in the aggregate in any one fiscal year,

(9) approve transactions involving the interest of any of our directors or stockholders or any of our subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, to Phillip Kelly, Dennis Smith or John Cantillon or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of the such people,

(10) with exceptions, undertake any merger, reconstruction or liquidation exercise concerning us or any of our subsidiaries,

(11) create any mortgage, charge, lien, pledge, encumbrance or security or other interest on any of our assets or any of our subsidiaries in excess of $5,000,000,

(12) issue or sell stock, warrants or other securities or rights to persons or entities with which we have business or strategic relationships, provided such issuances are for other than primarily equity financing purposes.

Put Option. If at any time during the term of the Stockholders Agreement there is a material breach of certain sections of the Stockholders Agreement by us, including the sections regarding prohibited transfers, agreements to vote shares, board size, election of directors, restrictions on certain corporate activities, restrictions on certain board actions, put options, access to information and other covenants made by us (which are described below), then in lieu of any damages and such other remedies as may be available at law, equity or under our charter documents, certain investors have the right to require us to purchase all but not less than all of their Series 4-A Preferred Stock at a price per share equal to $2,000 plus an amount which would yield an internal rate of return to each such investor of 10% to the date of such purchase. This put option will not be available if we remedy the breach to the satisfaction of the investors within the notice period specified in the Stockholders Agreement.

Termination of Registration Rights Agreement and Stockholders Agreement

Holders of a majority of the Series 4-A Preferred Stock, including CDPQ, have agreed to terminate the Registration Rights Agreement and the Stockholders Agreement upon completion of the Transactions described in the Information Statement. If these Transactions are not completed, then these agreements will not be terminated and will remain in full force and effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information regarding the number of shares of Vsource common stock, Series 1-A, Series 2-A and Series 4-A Preferred Stock owned by our executive officers and all persons owning more than five percent (5%) of any class of such stock can be found under the heading “Security Ownership of Certain Beneficial Owners and Management” in the Information Statement which has been delivered to you with this circular. You should note that some of our officers and directors are shareholders of Vsource and have interests in the transaction that are different from, or in addition to, those of our shareholders generally. In particular, a number of our officers and directors own, or are affiliated with organizations that own, significant amounts of our Preferred Stock. The Information Statement contains a more detailed description of these matters.

CERTAIN U.S. FEDERAL INCOME TAX MATTERS

The Information Statement included with this exchange offer and consent solicitation contains a summary description of certain U.S. Federal Income Tax Matters.

As described in more detail in the Information Statement, under Section 302 of the Internal Revenue Code, the value of the Asia Common Shares received by a holder pursuant to the Transaction will be treated as a distribution taxable as a dividend unless the Transaction (a) results in a “complete redemption” of the holder’s stock in Vsource, or (b) is “substantially disproportionate” with respect to the holder or (c) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests is satisfied, a holder must take into account shares of Vsource common and Preferred Stock actually owned by such holder and any shares considered owned by such holder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under Section 318, a holder generally will be considered to own Vsource shares: (i) that such holder has the option to acquire (including options and warrants to acquire Vsource common stock that are out of the money); (ii) that are owned (and, in some cases, constructively owned) by certain members of the holder’s family; and (iii) that are owned by certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an interest.

If a holder of Preferred Stock intends to participate in the exchange offer and is seeking to satisfy the “complete redemption” test described above, then if the holder also owns options or warrants to acquire Vsource common stock, those options or warrants may need to be exercised or terminated. If you would like to terminate your options or warrants please contact the Company’s Deputy General Counsel James Higham, at (858) 551-2917.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference the following documents filed by Vsource pursuant to the Securities Exchange Act of 1934:

•	Our Annual Report on form 10-K for the fiscal year ended January 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2004 and July 31, 2004;

•	The Information Statement filed under Schedule 14C on September 1, 2004; and

•	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act pertaining to this information statement.

You may request a copy of these filings (other than an exhibit to any of these filings unless Vsource has specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Vsource, Inc.

7855 Ivanhoe Avenue

Suite 200

LaJolla, California 92037

Telephone: (858) 551-2920

You should rely only on the information Vsource has provided or incorporated by reference in this Information Statement or any supplement. Vsource has not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

INSTRUCTION SHEET FOR HOLDERS OF PREFERRED STOCK WHO

WISH TO PARTICIPATE IN THIS EXCHANGE OFFER

A. Complete, sign and deliver the Series 1-A, Series 2-A and Series 4-A Consent which is attached hereto as Exhibit A.

B. Complete, sign and date the Letter of Transmittal which is attached as Exhibit B.

C. Complete, sign and date the Investor Questionnaire and Representation Letter which is attached as Exhibit C.

D. If you hold shares of Series 4-A Preferred Stock, complete, sign and deliver the Series 4-A Termination Agreement, which is attached hereto as Exhibit D.

Please return the documents set forth in A, B, C, and if applicable, D, above and the certificates representing your shares of Preferred Stock to our exchange agent in the enclosed envelope, as provided in the section of this circular entitled “This Exchange Offer”.

If you do not wish to participate in this exchange offer, then you should not complete and return any of the attached documents or take any other action in this regard.

ANNEX A

ASIA HOLDING CO. MEMORANDUM OF ASSOCIATION

AND ARTICLES OF ASSOCIATION

No. 595217

British Virgin Islands

The International Business Companies Act

(CAP. 291)

Memorandum of Association

and

Articles of Association

of

IRONBEAK LIMITED

Incorporated the 5th day of May 2004

TrustNet (British Virgin Islands) Limited

TrustNet Chambers, P.O. Box 3444

Road Town, Tortola, British Virgin Islands

Telephone: (284) 494 5296

Fax: (284) 4945283

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT

(CAP. 291)

MEMORANDUM OF ASSOCIATION

OF

IRONBEAK LIMITED

NAME

1.	The name of the Company is Ironbeak Limited

REGISTERED OFFICE

2.	The Registered Office of the Company it the offices of TrustNet (British Virgin Islands) Limited, TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

REGISTERED AGENT

3.	The Registered Agent of the Company is TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

GENERAL OBJECTS AND POWERS

4.	(1) The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

(2)	The Company may not

(a)	carry on business with persons resident in the British Virgin Islands;

(b)	own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph (e) of subclause (3);

(c)	carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(d)	carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(e)	carry on business of company management, unless it is licensed under the Company Management Act, 1990; or

(f)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

(3)	For the purposes of paragraph 4.2 (a), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if

(a)	it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

(b)	it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisers or other similar persons carrying cm business within the British Virgin Islands;

(c)	it prepares or maintains books and records within the British Virgin Islands;

(d)	it holds, within the British Virgin Islands, meetings of its directors or members;

(e)	it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

(f)	it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act; or

(g)	shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act or under the Companies Act.

(4)	The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the Conduct, promotion or attainment of the object of the Company.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.	The authorized capital of the Company is $50,000.00

CLASSES, NUMBER AND PAR VALUE OF SHARES

7.	The authorized capital is made up of one class and one series of shares divided into 50,000 shares of $1.00 par value.

DESIGNATIONS, POWERS PREFERENCES, ETC. OF SHARES

8.	All shares shall

(a)	have one vote each;

(b)	be subject to redemption, purchase or acquisition by the Company for fair value; and

(c)	have the same rights with regards to dividends and distributions upon liquidation of the Company.

VARIATION OF CLASS RIGHTS

9.	If at anytime the authorized capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

10.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

REGISTERED SHARES AND PROHIBITION ON ISSUE OF BEARER SHARES

11.	Shares in the Company may only be issued as registered shares. The issue of shares to bearer is prohibited.

PROHIBITION ON EXCHANGE OF REGISTERED SHARES TO BEARER SHARES

12.	The exchange of registered shares to bearer shares is prohibited.

TRANSFER OF REGISTERED SHARES

13.	Subject to the provisions of the Articles of Association annexed hereto (the “Articles of Association”) registered shares in the Company may be transferred subject to the prior or subsequent approval of the Company as evidenced by a resolution of directors or by a resolution of members.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

14.	The Company may amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

DEFINITIONS

15.	The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

We, TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 5th day of May, 2004.

in the presence of:

Witness	Subscriber

(Sgd.) Georgea Hodge	(Sgd.) Nicole Wheatley
TrustNet Chambers P.O. Box 3444 Road Town, Tortola	TrustNet (British Virgin Islands) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT

(CAP. 291)

ARTICLES OF ASSOCIATION

of

IRONBEAK LIMITED

PRELIMINARY

1.	In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meaning
capital	The sum of the aggregate par value of all outstanding shares with par value of the Company and shares with par value held by the Company as treasury shares plus

	(a)	the aggregate of the amounts designated as capital of all outstanding shares without par value of the Company and shares without par value held by the Company as treasury shares, and

	(b)	the amounts as are from time to time transferred from surplus to capital by are solution of directors.

member	A person who holds shares in the Company.

person	An individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.

resolution of directors	(a)	A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

	(b)	a resolution consented to in writing by all directors or of all members of the committee, as the case nay be; except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.

resolution of members	(a)	A resolution approved at a duly convened and constituted meeting of the members of the Company by the affirmative vote of

(i) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or

(ii) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or

Words	Meaning
(b) a resolution consented to in writing by

(i) an absolute majority of the votes of shares entitled 10 vote thereon, or

(ii) an absolute majority of the votes of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereon;

securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

surplus	The excess, if any, at the time of the determination of the total assets of the Company over the aggregate of its total liabilities, as shown in its books of account, plus the Company’s capital.

the Act	The International Business Companies Act (CAP. 291) including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder.

the Memorandum	The Memorandum of Association of the Company as originally framed or as from time to time amended.

the Seal	Any Seal which has been duly adopted as the Seal of the Company.

these Articles	These Articles of Association as originally framed or as from time to time amended.

treasury shares	Shares in the Company that were previously issued but were repurchased, redeemed or otherwise acquired by the Company and not cancelled.

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTERED SHARES

7.	Every member holding registered shares in the Company shall be entitled to a certificate signed by a director or officer of the Company and under the Seal specifying the share or shares held by him and the signature of the director or officer and the Seal may be facsimiles.

8.	Any member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of directors.

9.	If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES AUTHORIZED CAPITAL, CAPITAL AND SURPLUS

10.	Subject to the previsions of these Articles and any resolution of members, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders or any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

11.	No share in the Company may be issued until the consideration in respect thereof is fully paid, and when issued the share is for all purposes fully paid and non- assessable save that a share issued for a promissory note or other written obligation for payment of a debt may be issued subject to forfeiture in the manner prescribed in these Articles.

12.	Shares in Company shall he issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

13.	Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.

14.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

15.	Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

16.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

17.	Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designate by the directors and the excess constitutes surplus, except that the directors must designated as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

18.	The Company may purchase, redeem or otherwise acquire and hold its own shares but only out of surplus or in exchange for newly issued shares of equal value.

19.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

the Company may not purchase, redeem or otherwise acquire its own shams without the consent of members whose shares are to be purchased, redeemed or otherwise acquired.

20.	No purchase, redemption or other acquisition of shares shall be made unless the directors determine that immediately after the purchase, redemption or other acquisition the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

21.	A determination by the directors under the preceding Article is not required where shares are purchased, redeemed or otherwise acquired

(a)	pursuant to a right of a member to have his shares redeemed or to have his shares exchanged for money or other property of the Company;

(b)	by virtue of a transfer of capital pursuant to these Articles;

(c)	by virtue of the provisions of Section 83 of the Act; or

(d)	pursuant to an order of the Court.

22.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding Article may be cancelled or held as treasury shares except to the extent that such shares are in excess of 80 percent of the issued shares of the Company in which case they shall be cancelled but they shall be available for reissue.

23.	Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the votes in the election of directors of the other company, such shares of the Company are not entitled to vote or to have dividends paid thereon and shall not be treated as outstanding for any purpose except for purposes of determining the capital of the Company.

24.	The Company may purchase, redeem or otherwise acquire its shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of

(a)	the Memorandum or these Articles: or

(b)	a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

25.	The Company may by a resolution of directors include in the computation of surplus for any purpose the unrealized appreciation of the assets of the Company, and, in the absence of fraud, the decision of the directors as to the value of the assets is conclusive, unless a question of law is involved.

MORTGAGES AND CHARGES OF REGISTERED SHARES

26.	Members may mortgage or charge their registered shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

27.	In the case of the mortgage or charge of registered shares there may be entered in the share register of the Company at the request of the registered holder of such shares

(a)	a statement that the shares are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the aforesaid particulars are entered in the share register.

28.	Where particulars of a mortgage or charge are registered, such particulars shall be cancelled

(a)	with the consent of the named mortgagee or charges or anyone authorized to act on his behalf: or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

29.	Whilst particulars of a mortgage or charge are registered, no transfer of any share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf.

FORFEITURE

30.	When shares issued for a promissory note or other written obligation for payment of a debt have been issued subject to forfeiture, the following provisions shall apply.

31.	Written notice specifying a date for payment to be made and the shares in respect of which payment is to be made shall be served on the member who defaults in making payment pursuant to a promissory note or other written obligations to pay a debt.

32.	The written notice specifying a date for payment shall

(a)	name a further date not earlier than the expiration of 14 days from the date of service of the notice or before which payment required by the notice is to be made; and

(b)	contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

33.	Where a written notice has been issued and the requirements have not been complied with within the prescribed time, the directors may at any time before tender of payment forfeit and cancel the shares to which the notice relates.

34.	The Company is under no obligation to refund any moneys to the member whose shares have been forfeited and cancelled pursuant to these provisions. Upon forfeiture and cancellation of the shares the member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

LIEN

35.

The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company’s lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt front the provisions of this Article.

36.	In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the turn presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

37.	The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such tale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

TRANSFER OF SHARES

38.	Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

39.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the share register.

40.	Subject to any limitations in the Memorandum, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the share register the name of the transferee of the share save that the registration of transfers may be suspended and the share register closed at such times and for such periods as the Company may from time to time by resolution of directors determine provided always that such registration shall not be suspended and the share register closed for more than 60 days in any period of 12 months.

TRANSMISSION OF SHARES

41.	The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three Articles.

42.

The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

43.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

44.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

45.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

46.	The Company may by a resolution of directors amend the Memorandum to increase or reduce its authorized capital and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

47.	The Company may amend the Memorandum to

(a)	divide the shares, including issued shares, of a class or series into a larger number of shares of the same class or series; or

(b)	combine the shares, including issued shares, of a class or series into a smaller number of shares of the same class or series,

provided, however, that where shares are divided or combined under (a) or (b) of this Article, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

48.	The capital of the Company may by a resolution of directors be increased by transferring an amount of the surplus of the Company to capital.

49.	Subject to the provisions of the two next succeeding Articles, the capital of the Company may by resolution of directors be reduced by transferring an amount of the capital of the Company to surplus.

50.	No reduction of capital shall be effected that reduces the capital of the Company to an amount that immediately after the reduction is less than the aggregate par value of all outstanding shares with par value and all shares with par value held by the Company as treasury shares and the aggregate of the amounts designated as capital of all outstanding shares without par value and all shares without par value held by the Company as treasury shares that are entitled to a preference, if any, in the assets of the Company upon liquidation of the Company.

51.

No reduction of capital shall be effected unless the directors determine that immediately after the reduction the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and that the realizable assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of the Company and its remaining capital, and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

MEETINGS AND CONSENTS OF MEMBERS

52.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable.

53.	Upon the written request of members holding 10 percent or more of the outstanding voting shares in the Company the directors shall convene a meeting of members.

54.	The directors shall give not less than 7 days notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

55.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

56.	A meeting of members may be called on short notice:

(a)	if members holding not less than 90 percent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

57.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

58.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

59.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

60.	An instrument appointing a proxy shall be in substantially the following form such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We	being a member of the above
Company with	shares HEREBY APPOINT
Of	or failing him
Of	to be my/our proxy to vote for me/us at the meeting of members to be held on the
day of	and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this	day of

Member

61.	The following shall apply in respect of joint ownership of shares:

(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

62.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

63.	A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

64.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

65.	At every meeting of members, the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose some one of their number to be the chairman. If the members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed form of proxy at the meeting shall preside as chairman failing which the oldest individual member or representative of a member present shall take the chair.

66.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

67.	At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

68.

Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

69.	Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

70.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

71.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

72.	An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be seat to all members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

73.	The first directors of the Company shall be appointed by the subscribers to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

74.	The minimum number of directors shall be one and the maximum number shall be 20.

75.	Each director shall hold office for the term, if any, fixed by resolution of members or until his earlier death, resignation or removal.

76.	A director may be removed from office, with or without cause, by a resolution of members or, with cause, by a resolution of directors.

77.	A director may assign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

78.	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. A vacancy occurs through the death, resignation or removal of a director, but a vacancy or vacancies shall not be deemed to exist where one or more directors shall resign after having appointed his or their successor or successors.

79.	The Company shall keep such registers of directors as required by the Act or as determined by resolution of the directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company: and

(d)	such other information as may be prescribed pursuant to the Act.

80.	The original or a copy of any register of directors shall be kept at the registered office of the Company.

81.	With the prior or subsequent approval by a resolution of members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

82.	A director shall require a share qualification and may be an individual or a company.

POWERS OF DIRECTORS

83.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made. Notwithstanding anything in Section 80 of the Act the directors shall have the power to sell, transfer, lease, exchange or otherwise dispose of more than fifty percent of the assets of the Company without submitting a proposal to or obtaining the consent of the members of the Company.

84.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

85.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Act.

86.	Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

87.	The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced to their knowledge below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or for summoning a meeting of members.

88.	The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

89.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

90.	The Company may determine by resolution of directors to maintain at its registered office a register of mortgages, charges and other encumbrances in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance:

(a)	the sum secured;

(b)	the assets secured;

(c)	the name and address of the mortgagee, chargee or other encumbrancer;

(d)	the date of creation of the mortgage, charge or other encumbrance; and

(e)	the date on which the particulars specified above in respect of the mortgage, charge or other encumbrance are entered in the register.

91.	The Company may further determine by a resolution of directors to register a copy of the register of mortgages, charges or other encumbrances with the Registrar of Companies.

PROCEEDINGS OF DIRECTORS

92.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable,

93.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

94.	A director shall be given not less than 3 days notice of meetings of directors, but a meeting of directors held without 3 days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

95.	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

96.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one half of the total number of directors, unless there are only 2 directors in which case the quorum shall be 2.

97.	If the Company shall have only one director the provisions herein contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the members of the Company and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of directors. Such a note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

98.	At every meeting of the directors the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

99.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

100.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of member; and

(c)	such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

101.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

102.	The directors may, by resolution of directors, designate one or more committees, each consisting of one or mote directors.

103.	Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

104.	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

105.	The Company may by resolution of directors appoint officers of the Company at such times as shall he considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

106.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

107.	The emoluments of all officers shall be fixed by resolution of directors.

108.	The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

109.	No agreement or transaction between the Company and one or more of its directors or any person in which any director has a director interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

110.	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

INDEMNIFICATION

111.	Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal lees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

112.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

113.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

114.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

115.	If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

116.

The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

117.	The Company may have more than one Seal and references herein to the Seal shall be references to every Seal winch shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

118.	The Company may by a resolution of directors declare and pay dividends in money, shares, or other property, but dividends shall only be declared and paid out of surplus. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be an distributed.

119.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

120.	The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set aside as a reserve fund upon such securities as they may select.

121.	No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its capital. In the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

122.	Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

123.	No dividend shall bear interest against the Company and no dividend shall be paid on treasury shares or shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the vote in electing directors.

124.	A share issued as a dividend by the Company shall be treated for all purposes as having been issued for money equal to the surplus that is transferred to capital upon the issue of the share.

125.	In the case of a dividend of authorized but unissued shares with par value, an amount equal to the aggregate par value of the shares shall be transferred from surplus to capital at the time of the distribution.

126.	In the case of a dividend of authorized but unissued shares without par value, the amount designated by the directors shall be transferred from surplus to capital at the tune of the distribution, except that the directors must designate as capital an amount that is at least equal to the amount that the shares are entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

127.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

128.	The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

129.	The Company may by resolution of members call for the accounts to be examined by auditors.

130.	The first auditors shall he appointed by resolution of directors; subsequent auditors shall be appointed by a resolution of members.

131.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

132.	The remuneration of the auditors of the Company

(a)	in the case of auditors appointed by the directors, may be fixed by resolution of directors; and

(b)	subject to the foregoing, shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.

133.	The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

134.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

135.	Every auditor of the Company shall have a right of access at all times to the books and account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

136.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

137.	Any notice, information or written statement to be given by the Company to members may be served in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

138.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

139.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUNDS

140.	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such Other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension allowance or emolument.

VOLUNTARY WINDING UP AND DISSOLUTION

141.	The Company may voluntarily commence to wind up and dissolve by a resolution of members but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of directors.

CONTINUATION

142.	The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

ARBITRATION

143.	Wherever any difference arises between the Company on the one hand and any of the members or their executors, administrators or assigns on the other hand, touching the true intent and construction or the incidence or consequences of these Articles or of the Act, touching anything done or executed, omitted or suffered in pursuance of the Act or touching any breach or alleged breath or otherwise relating to the premises or to these Articles, or to any Act or Ordinance affecting the Company or to any of the affairs of the Company such difference shall, unless the parties agree to refer the same to a single arbitrator, be referred to 2 arbitrators one to be chosen by each of the parties to the difference and the arbitrators shall before entering on the reference appointment an umpire.

144.	If either party to the reference makes default in appointing an arbitrator either originally or by way of substitution (in the event that an appointed arbitrator shall die, be incapable of acting or refuse to act) for 10 days after the other party has given him notice to appoint the same, such other party may appoint an arbitrator to act in the place of the arbitrator of the defaulting party.

We, TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to these Articles of Association the 5th day of May, 2004.

in the presence of:

Witness	Subscriber

(Sgd.) Georgea Hodge	(Sgd.) Nicole Wheatley
TrustNet Chambers P.O. Box 3444 Road Town, Tortola	TrustNet (British Virgin Islands) Limited

EXHIBIT A

SERIES 1-A, SERIES 2-A AND SERIES 4-A CONSENT

WRITTEN CONSENT OF THE HOLDERS OF SERIES 1-A, SERIES 2-A AND SERIES 4-A PREFERRED STOCK OF

VSOURCE, INC.

The undersigned, being holders of outstanding shares of the Series 1-A, Series 2-A and Series 4-A Preferred Stock (the “Stockholders”) of Vsource, Inc. (the “Corporation”), acting in accordance with Section 228 of the General Corporation Law of the State of Delaware, do hereby ratify, approve and adopt the following resolution by written consent:

WHEREAS, the undersigned owns beneficially and of record the number of shares of Preferred Stock set forth on the signature page hereto;

WHEREAS, the undersigned has reviewed an Information Statement dated September 1 (the “Information Statement”), the exchange offer and consent solicitation circular dated October 15, 2004 (the “Circular”) and the other information filed by the Corporation as part of, or in connection with, its Schedule TO originally filed with the Securities and Exchange Commission on October 15, 2004 (the “Schedule TO”);

WHEREAS, the Board of Directors (the “Board”) and holders of a majority of the outstanding voting power of the Corporation have approved a reorganization of the Corporation resulting in the disposition of the Corporation’s interest in Vsource (Malaysia) Berhad (“Vsource Asia”) as more fully described in the Information Statement, and the Circular (collectively, the transactions described in the Information Statement, the Circular and the Schedule TO, as amended, are referred to as the “Transaction”);

WHEREAS, pursuant to the Corporation’s Certificate of Incorporation and the Certificates of Designations for the Series 2-A Preferred Stock and the Series 4-A Preferred Stock, upon an event of liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) the holders of the Series 1-A Preferred Stock, Series 2-A Preferred Stock, and Series 4-A Preferred Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus of the Corporation to the holders of common stock, a preference amount;

WHEREAS, the preference amount for each of the Series 1-A Preferred Stock, the Series 2-A Preferred Stock and the Series 4-A Preferred Stock are described in greater detail in the Circular (a “Liquidation Preference”).

NOW THEREFORE BE IT RESOLVED, that the Stockholders hereby approve the completion of the Transaction, agree that the Transaction will not be deemed a Liquidation Event, hereby waive any right they may have to claim that the Transaction constitutes a Liquidation Event and hereby agree that the completion of the Transactions will not trigger any obligations of the Corporation to the Stockholders that arise in connection with a Liquidation Event.

FURTHER RESOLVED, that this consent may be executed in multiple counterparts.

FURTHER RESOLVED, that this consent shall be binding on (x) all holders of the Series 1-A Preferred Stock when holders of a majority of the outstanding Series 1-A Preferred Stock have executed a copy of this Consent, (y) all holders of the Series 2-A Preferred Stock when holders of a majority of the outstanding Series 2-A Preferred Stock have executed a copy of this Consent, and (z) all holders of the Series 4-A Preferred Stock when holders of a majority of the outstanding Series 4-A Preferred Stock have executed a copy of this Consent.

*            *            *

IN WITNESS WHEREOF, this written consent has been executed by the Series 1-A, Series 2-A and/or Series 4-A Preferred Stockholder listed on the signature line below as of the date first written above.

STOCKHOLDER:

Name:	ADDRESS:

By:
Name: Its:

Shares of Stock owned by Stockholder:

Series 1-A Preferred Stock:___________________

Series 2-A Preferred Stock:___________________

Series 4-A Preferred Stock:___________________

EXHIBIT B

LETTER OF TRANSMITTAL

PLEASE COMPLETE, SIGN AND RETURN THIS LETTER OF TRANSMITTAL IF YOU WISH TO PARTICIPATE IN THE EXCHANGE OFFER

LETTER OF TRANSMITTAL

VSOURCE, INC.

Pursuant to the Exchange Offer and Consent Solicitation Circular Dated October 15, 2004

This letter of transmittal is only to be used to participate in the Vsource exchange offer. You will receive a separate letter of transmittal which you must also complete if you desire to sell your Asia
Common Shares to Symphony in the Symphony Purchase Offer

In order to exchange your Series 1-A Preferred Stock, Series 2-A Preferred Stock, or Series 4-A Preferred Stock, (collectively, the “Preferred Stock”) for shares of Asia Holding Co. (the “Asia Common Shares”), as provided in the exchange offer and consent solicitation circular dated October 15, 2004 to which this Letter of Transmittal is attached, this Letter of Transmittal should be completed, signed and submitted, together with all original stock certificates representing the Preferred Stock you are submitting in the exchange offer, to:

U.S. STOCK TRANSFER CORPORATION

Exchange Agent

By Mail:	By Courier:
U.S. Stock Transfer Corporation 1745 Gardena Avenue Suite 200 Glendale, California 91204 United States of America Attn: Reorganization Department Telephone: 1-800-835-8778 Facsimile: 1-818-502-0674	U.S. Stock Transfer Corporation 1745 Gardena Avenue Suite 200 Glendale, California 91204 United States of America Attn: Reorganization Department Telephone: 1-800-835-8778 Facsimile: 1-818-502-0674

Ladies and Gentlemen:

The undersigned hereby submits to Vsource, Inc., a Delaware corporation (the “Company”), the Preferred Stock indicated in Box A below upon the terms set forth in the Company’s exchange offer and consent solicitation circular dated October 15, 2004 and the Information Statement dated September 1, 2004, receipt of which is hereby acknowledged, and in this Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the “Exchange Offer”):

PLEASE COMPLETE BOX A AS APPROPRIATE (YOU MAY MARK “NONE” OR LEAVE THE SPACE BLANK FOR ANY TYPE OF SECURITY YOU ARE NOT SUBMITTING IN THE EXCHANGE OFFER):

BOX A TO BE COMPLETED BY EACH HOLDER OF PREFERRED STOCK
Name and Address of Registered Holder (As it Appears on Certificates)	Preferred Stock Being Submitted in the Exchange Offer	Certificate Number for all Preferred Stock
shares of Series 1-A Preferred Stock
shares of Series 2-A Preferred Stock
shares of Series 4-A Preferred Stock
☐ Please check here if any of your certificate(s) are lost. Information regarding the procedures for dealing with lost Preferred Stock will be forwarded to you.

Vsource will not transfer fractional Asia Common Shares in this exchange offer. You will receive that number of shares of Asia Holding Co. equal to the total number of shares of each type of Preferred Stock that you own multiplied by the applicable exchange ratio, as described in the exchange offer and consent solicitation circular, rounded down to the nearest whole number.

The undersigned hereby irrevocably constitutes and appoints the U.S. Stock Transfer Corporation, which is serving as the “Exchange Agent” for the Exchange Offer, and Vsource, each acting separately as the true and lawful attorney-in-fact of the undersigned with respect to the Preferred Stock set forth in Box A (collectively, the “Submitted Preferred Stock”) with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (a) cancel the Submitted Preferred Stock on the account books maintained by the Exchange Agent or the Company, (b) deliver as the undersigned’s agent the Asia Common Stock to which the undersigned is entitled upon the surrender of the Submitted Preferred Stock and the Company’s acceptance of the Submitted Preferred Stock, and (c) take such other action reasonably related thereto to complete the transactions described in the information statement. The undersigned acknowledges that certificates representing Asia Common Shares will not be issued, but the undersigned’s name will be entered in the share registry, if the undersigned sells the Asia Common Shares to Symphony in the Symphony purchase offer, as described in the circular (and the undersigned hereby waives any rights that it may otherwise have to receive such a certificate). In addition, if the undersigned does not tender the Asia Common Shares to Symphony, the transfer agent for Asia Holding Co. will only issue certificates to those shareholders who request such a certificate.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the undersigned, as applicable. The undersigned hereby represents and warrants that the undersigned has full power and authority to submit and exchange the Submitted Preferred Stock, free and clear of all liens and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute and deliver any additional documents necessary or desirable to complete the exchange of the Submitted Preferred Stock.

2

BOX B
SIGN HERE (See Instructions 3 and 4)
(Signature(s) of Holder(s) of Preferred Stock)
Date: , 2004 Area Code and Phone Number:

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on the Preferred Stock or by persons authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity (including on behalf of a partnership or limited liability company), please provide the following information. See Instruction 4.)

Name(s)
(Please Print)
Capacity (full title)
Address
(Include Zip Code)
Area Code and Telephone No.
Tax Identification or Social Security No.

3

INSTRUCTIONS

Forming Part of the Terms and Conditions of this Letter of Transmittal

1.	Use of Letter of Transmittal. This Letter of Transmittal, properly completed and duly executed, together with the surrendered Preferred Stock and any documents required by the Company’s Exchange Offer and Consent Solicitation Circular dated October 15, 2004 and this Letter of Transmittal, should be sent by mail to the Exchange Agent, at the appropriate address set forth on the front page of the Letter of Transmittal, in order to make an effective surrender. Until all necessary steps have been taken to surrender the Preferred Stock, no certificates for Asia Common Stock will be issued. The method of delivery of all documents is at the option and risk of the undersigned and the delivery will be deemed made only when actually received. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. A return envelope is enclosed for your convenience.

2.	Signatures on this Letter of Transmittal, Stock Powers, Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Preferred Stock surrendered hereby, the signature(s) in Box B must correspond with the name(s) as written on the face of the Preferred Stock without alteration, or any change whatsoever.

If any of the Preferred Stock surrendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any surrendered Preferred Stock are registered in different names, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal as there are different registrations.

When this Letter of Transmittal is signed in Box B by the registered holder(s) of Preferred Stock listed and transmitted hereby, no endorsements of certificates or separate stock powers are required. If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Preferred Stock listed, the Preferred Stock must be endorsed or accompanied by appropriate stock powers, in either case exactly as the name(s) of the registered holder(s) appear on the Preferred Stock.

3.	Supporting Evidence. In case any Letter of Transmittal, certificate endorsement or stock power is executed by an agent, attorney, administrator, executor, guardian, trustee or in any other fiduciary or representative capacity (including on behalf of a partnership or limited liability company), or by an officer of a corporation on behalf of the corporation, such persons should so indicate when signing and there should be submitted with this Letter of Transmittal documentary evidence of appointment and authority of the person making such execution to transfer the Preferred Stock. Such documentary evidence of authority must be in a form satisfactory to the Exchange Agent.

4.	Mutilated, Lost or Destroyed Certificates, Notes and/or Warrants. If the Preferred Stock a registered holder wants to surrender have been mutilated, lost, stolen or destroyed, that fact should be indicated on the face of this Letter of Transmittal, which should be delivered to the Exchange Agent after being otherwise properly completed and duly executed. In such event, the Exchange Agent will forward additional documentation necessary to be completed in order to effectively surrender such mutilated, lost or destroyed Preferred Stock. The Exchange Agent may require you to reimburse it for certain fees and expenses in connection with this process.

5.	Validity of Surrender, Irregularities. All questions as to validity, form and eligibility of and surrender of Preferred Stock will be determined by the Exchange Agent after consultation with the Company and such determination shall be final and binding. The Company reserves the right to waive any irregularities or defects in the surrender of any Preferred Stock, and its interpretation of the terms and conditions of this Letter of Transmittal with respect to such irregularities or defects shall be final and binding. A valid surrender will not be deemed to have been made until all irregularities have been cured or waived.

6.	Inquiries. Questions and requests for assistance with respect to the surrender and exchange of Preferred Stock and this Letter of Transmittal, as well as any request for additional copies hereof, may be directed to the Exchange Agent at the address provided on page one hereof, or by telephone at (818) 502-1404.

YOU ARE URGED TO COMPLETE AND RETURN

THIS LETTER OF TRANSMITTAL PROMPTLY

4

EXHIBIT C

INVESTOR QUESTIONNAIRE AND REPRESENTATION LETTER

INVESTOR QUESTIONNAIRE AND REPRESENTATION LETTER

You have been asked to complete this Investor Questionnaire and Representation Letter in connection with your request to participate in the exchange offer (the “Exchange Offer”) made by Vsource, Inc., a Delaware corporation (the “Company”), and in connection therewith to receive shares of Asia Holding Co. (the “Asia Common Shares”), as described in the Company’s Exchange Offer and Consent Solicitation Circular, dated October 15, 2004, and the related Information Statement, dated September 1, 2004.

By asking you to complete this Investor Questionnaire and Representation Letter, the Company is not offering to issue any Securities to you, soliciting any offer from you to purchase any Securities or offering to purchase, or soliciting the sale of, any Preferred Stock owned by you.

Please read this Investor Questionnaire and Representation Letter carefully and complete Parts I, II and VII.

All information provided on this document will be kept confidential and shall not be disclosed except to the Company’s employees and professional advisors that need to know the information.

I.	GENERAL INFORMATION:

Name:

Address:

Telephone:

Facsimile:

Email:

Does the undersigned believe that he, she or it has such knowledge and experience in financial and business matters that he, she or it would be capable of evaluating the merits and risks of participating in the Exchange Offer?

Yes  ☐                No  ☐

STATUS AS A “NON-U.S. PERSON”

II.	INDIVIDUALS, TRUSTS, PARTNERSHIPS, CORPORATIONS OR OTHER ENTITIES. To determine whether you are a “non-U.S. Person,” please answer the questions set forth below.

Was the Exchange Offer made to you when you were outside of the United States?

Yes  ☐                No  ☐

Have you executed or will you execute all documents required to participate in the Exchange Offer outside of the United States?

Yes  ☐                No  ☐

Are you a U.S. person or are you participating in the Exchange Offer for the account or benefit of a U.S. person? A U.S. person includes any of the following:

1.      a natural person resident in the United States,

2.      a partnership or corporation organized or incorporated under the laws of the United States,

3.      an estate of which any executor or administrator is a U.S. person,

4.      a trust of which any trustee is a U.S. person,

5.      an agency or branch of a foreign entity located in the United States,

6.      a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person,

7.      a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, and

8.      a partnership or corporation if:

a.      organized or incorporated under the laws of any foreign jurisdiction, and

b.      formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by Accredited Investors (see below) who are not natural persons, estates or trusts.

Yes  ☐                No  ☐

2

STATUS AS AN “ACCREDITED INVESTOR”

III.	INDIVIDUALS: If the undersigned is an individual, then by executing this Investor Questionnaire and Representation Letter, you hereby certify that either:

–	your individual net worth (or your joint net worth with your spouse, if you are married) is greater than $1,000,000,

–	your income (exclusive of any income attributable to your spouse) was in excess of $200,000 for 2002 and 2003 and you reasonably expect to have income in excess of $200,000 in 2004; or

–	if married, you and your spouse had joint income in excess of $300,000 for 2002 and 2003 and reasonably expect to have joint income in excess of $300,000 in 2004.

IV.	TRUSTS: If the undersigned is a trust, then by executing this Investor Questionnaire and Representation Letter, such trust hereby certifies as follows:

–	Such trust was not organized for the specific purpose of acquiring Asia Common Shares, and has total assets in excess of $5,000,000 and the trustee who is directing the trust’s participation in the Exchange Offer has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of participating in the Exchange Offer; and

–	If the trust is a revocable trust and the trust can be amended or revoked at any time by its grantors, then each grantor satisfies one of the requirements for individuals set forth in Section III above.

V.	PARTNERSHIPS/CORPORATIONS/OTHER ENTITIES: If the undersigned is a partnership, corporation or other entity, then by executing this Investor Questionnaire and Representation Letter you hereby certify that either (a) such corporation, partnership or other entity was not organized for the specific purpose of acquiring Asia Common Shares and has total assets in excess of $5,000,000 or (b) each equity owner of such partnership, corporation or other entity satisfies the applicable requirements in either Part III or IV or clause (a) of this Part V.

VI.	SECURITIES LAWS REPRESENTATIONS:

(1)	If the Company accepts the Preferred Stock owned by the undersigned and exchanges them for shares of Asia Common Stock, the undersigned will be acquiring all such shares solely for the undersigned’s own account for investment purposes and not for sale or with a view to distribution of all or any part of the Asia Common Shares, other than to Symphony House Berhad (“Symphony”), as described in the exchange offer and consent solicitation circular.

(2)	The undersigned believes that he, she or it has received all the information the undersigned considers necessary or appropriate for deciding whether to participate in the Exchange Offer. The undersigned further represents that the undersigned has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exchange Offer.

(3)	If the Company accepts the Preferred Stock owned by the undersigned and exchanges them for Asia Common Shares, the undersigned agrees that the undersigned will not sell, transfer, pledge or otherwise dispose of or encumber the Asia Common Shares received by the undersigned unless such Asia Common Shares are subsequently registered under the Act and each applicable state securities law or an exemption from such registration is available thereunder, other than to Symphony as described in the exchange offer and consent solicitation circular. The undersigned authorizes the Company and Asia Holding Co. and their agents to place on each certificate for Asia Common Shares which the undersigned may receive a legend stating that such Asia Common Shares have not been registered under the Act or any state securities law and setting forth the aforementioned restrictions on transfer.

3

VII.	Are you a U.S. person[1]

Yes  ☐                No  ☐

If you answered “no” to the preceding question, then except as discussed below, Vsource will withhold United States federal income tax equal to 30% of all amounts payable to you pursuant to the exchange offer and remit such withheld amounts to the Internal Revenue Service. Vsource intends to satisfy these requirements by withholding 30% of the shares of Asia Common Stock otherwise distributable to you pursuant to the exchange offer, sell the withheld shares to Symphony, and remit the proceeds of such sale to the Internal Revenue Service. If you are eligible for a reduced rate of withholding pursuant to a tax treaty, Vsource will withhold at that lower rate if you provide Vsource with a properly completed and executed Form W-8BEN certifying that it is entitled to such treaty benefits.

In addition, Vsource will not withhold shares of Asia Common Stock otherwise distributable to you if you execute this Questionnaire in the space indicated below. By executing this Questionnaire in the space indicated below you are (i) certifying to Vsource that after participation in the exchange offer you will not own (either directly or through the constructive ownership rules set forth in Section 318 of the Code) any shares of Vsource common stock, Vsource preferred stock or options or warrants to acquire either of the foregoing, (ii) you satisfy the “complete redemption” tests described under the heading “Certain Federal Income Tax Consequences” in the Information Statement, and (iii) you agree to indemnify Vsource in the event the Internal Revenue Service determines that United States federal income tax should have been withheld on payments made to you and collects such tax from Vsource.

Security Holder Name

Signature

Title

1	For this purpose, a U.S. person is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust that (x) is subject to the supervision of a court within the United States and the control of one or more U.S. persons, or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.

4

The undersigned confirms that the foregoing statements are complete and accurate to the best of the undersigned’s knowledge and belief as the date hereof, and that the undersigned undertakes to notify the Company immediately regarding any change in the information set forth above prior to the undersigned’s participation in the Exchange Offer.

SECURITY HOLDER NAME:	DATED: , 2004

SIGNATURE

SIGNATURE

This Investor Questionnaire And Representation Letter Should Be Dated And Signed By The Security Holder(S) Exactly As His, Her Or Its Name Appears On Their Stock Certificate, And Returned Promptly In The Enclosed Envelope. Persons Signing In A Fiduciary Capacity Should So Indicate. If Shares Are Held By Joint Tenants Or As Community Property, All Holders Should Sign.

5

EXHIBIT D

SERIES 4-A TERMINATION AGREEMENT

Series 4-A Termination Agreement

(“Termination Agreement”)

The undersigned holders of Series 4-A Preferred Stock (the “Holders”) of Vsource, Inc., a Delaware corporation (“Vsource”) are party to a certain Stockholders Agreement (the “Stockholders Agreement”) and Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 25, 2000, between Vsource and the Holders.

WHEREAS, the Holders of a majority of the outstanding voting power of Vsource and the Board of Directors of Vsource have approved a reorganization of Vsource resulting in the disposition of Vsource’s interest in Vsource (Malaysia) Berhad, as more fully described in the Information Statement that was filed by Vsource with the Securities and Exchange Commission (“SEC”) on September 1, 2004 and a Schedule TO (including the exchange offer and consent solicitation circular filed as an exhibit thereto) filed with the SEC on October 15, 2004 (the “Reorganization”);

WHEREAS, as part of the Reorganization Vsource anticipates completing an exchange offer (the “Exchange Offer”) for the preferred stock of Vsource;

WHEREAS, as a condition to Vsource’s obligation to complete the Exchange Offer, the Holders of the Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement must agree to terminate these Agreements.

1.	Termination. The Holders hereby agree to the termination of each of the Registration Rights Agreement and the Stockholders Agreement and the termination of any rights and obligations thereunder upon the completion of the Exchange Offer; provided, however, that if the Exchange Offer is not completed, this Termination Agreement shall be null and void.

2.	Miscellaneous.

(a) This Termination Agreement may be executed in counterpart and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

(b) This Termination Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Termination Agreement has been executed by the Series 4-A Preferred Stockholder listed on the signature line below as of                     , 2004

SERIES 4-A PREFERRED STOCKHOLDER:

Name:

By:

Name:

Its:

CONTACTS FOR EXCHANGE OFFER

COMPANY:

VSOURCE, INC.

7855 IVANHOE AVENUE

SUITE 200

LA JOLLA, CA 92037

(858) 551-2917

ATTENTION: JAMES G. HIGHAM

EXCHANGE AGENT:

U.S. STOCK TRANSFER CORPORATION

1745 GARDENA AVENUE

SUITE 200

GLENDALE, CA 91204

ATTENTION: REORGANIZATION DEPARTMENT

TELEPHONE: 1-800-835-8778

FACSIMILE: 1-818-502-0674